Exhibit 3.1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

AND

ARTICLES OF ASSOCIATION

OF

iKang Guobin Healthcare Group, Inc.

Incorporated 24 December 2003

Amendment Registered 24 October 2013

MOORE STEPHENS INTERNATIONAL SERVICES (BVI) LIMITED

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BUSINESS COMPANIES ACT

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

IKANG GUOBIN HEALTHCARE GROUP, INC.

(Adopted by a Resolution of the Members passed on 11 October, 2013)

1.	The name of the Company is iKang Guobin Healthcare Group, Inc.

2.	The registered office of the Company will be situated at the offices of Moore Stephens International Services (BVI) Limited, Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands or at such other place within the British Virgin Islands as the directors may from time to time determine.

3.	The registered agent of the Company will be Moore Stephens International Services (BVI) Limited, Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands or such other person or company being a person or company entitled to act as a registered agent as the directors may from time to time determine.

4.	The objects for which the Company is established are:

(1)	To buy, sell, underwrite, invest in, exchange or otherwise acquire, and to hold, manage, develop, deal with and turn to account any bonds, debentures, shares, (whether fully paid or not), stocks, options, commodities, futures, forward contracts, notes or securities of governments, states, municipalities, public authorities or public or private limited or unlimited companies in any part of the world, precious metals, gems, works of art and other articles of value, and whether on cash or a margin basis and including short sales, and to lend money against the security of any of the aforementioned property.

(2)	To buy, own, hold, subdivide, lease, sell, rent, prepare building sites, construct, reconstruct, alter, improve, decorate, furnish, operate, maintain, reclaim or otherwise deal with and/or develop land and buildings and otherwise deal in real estate in all its branches, to make advances upon the security of land or houses or other property or any interest therein, and whether erected or in course of erection and whether on first mortgage or charge or subject to a prior mortgage or mortgages or charge or charges, and to develop land and buildings as may seem expedient but without prejudice to the generality of the foregoing.

(3)	To borrow or raise money by the issue of debentures, debenture stock (perpetual or terminable), bonds, mortgages, or any other securities founded or based upon all or any of the assets or property of the Company or without any such security and upon such terms as to priority or otherwise as the Company shall think fit.

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(4)	To engage in any other business or businesses whatsoever, or in any act or activity, which are not prohibited under any law for the time being in force in the British Virgin Islands.

(5)	To do all such other things as are incidental to or the Company may think conducive to the attainment of all or any of the above objects.

And it is hereby declared that the intention is that each of the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be an independent main object and be in nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

5.	The Company has no power to:

(1)	carry on business with persons resident in the British Virgin Islands;

(2)	own an interest in real property situated in the British Virgin Islands, other than a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained.

(3)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(4)	carry on business as an insurance or a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

(5)	carry on the business of company management unless it is licensed under the Company Management Act, 1990; or

(6)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

6.	The shares in the Company shall be issued in the currency of the United States of America.

7.	The authorized share capital of the Company is US$600,000.00 divided into 60,000,000 shares, with a par value of US$0.01 each.

8.	The 60,000,000 shares in the Company are divided into eleven classes: (a) 1,094,668 Series A Preferred Shares with a par value of US$0.01 each; (b) 686,368 Series B Preferred Shares with a par value of US$0.01 each; (c) 794,250 Series C-1 Preferred Shares with a par value of US$0.01 each; (d) 126,286 Series C-2 Preferred Shares with a par value of US$0.01 each; (e) 1,024,318 Series C-3 Preferred Shares with a par value of US$0.01 each; (f) 3,488,864 Series D-1 Preferred Shares with a par value of US$0.01 each; (g) 2,072,624 Series D-2 Preferred Shares with a par value of US$0.01 each; (h) 4,289,457 Series E Preferred Shares with a par value of US$0.01 each; (i) 6,608,196 Series F-1 Preferred Shares with a par value of US$0.01 each; (j) 596,484 Series F-2 Preferred Shares with a par value of US$0.01 each; (k) 37,648,485 Class A Common Shares with a par value of US$0.01 each; and (l) 1,570,000 Class B Common Shares with a par value of US$0.01 each.

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9.	The designations, powers, preferences, qualifications, limitations, and restrictions of the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares are as follows:

I.	Redemption Rights.

A.	If any of the following events occurs:

(a) by the fourth anniversary of the Series F-1 First Closing Date, the Restructuring has been completed but a Qualified IPO has not been consummated;

(b) any change or development (other than as approved by the Board (including the affirmative votes of the GS Director and the GICSI Director)) or any breach of the Transaction Documents (other than the Secondary Purchase Agreements between GICSI and the relevant holders of Series E Preferred Shares in relation to the purchase by GICSI of Series E Preferred Shares) by the Company, which results in the loss of Control by the Company over any of the other members of the Company Group that in aggregate (calculated cumulatively from the Series F-1 First Closing Date) account for three percent (3%) or more of the then consolidated revenues or hold three percent (3%) or more of the then consolidated assets of the Company Group (taken as a whole) or the inability to consolidate the accounts of any other member of the Company Group which in aggregate (calculated cumulatively from the Series F-1 First Closing Date) account for three percent (3%) or more of the then consolidated revenues or hold three percent (3%) or more of the then consolidated assets of the Company Group (taken as a whole) with the accounts of the Company;

(c) the Restructuring is not completed by the expiry of 18 months from the earlier of (i) the effective date of a Change of Law or (ii) the date of such announcement or promulgation of a Change of Law;

(d) the Restructuring is not completed within two years from the date of a Restricted Venue Resolution; or

(e) by the fourth anniversary of the Series F-1 First Closing Date, the Restructuring has not been completed and a Qualified IPO has not been consummated;

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then at the election of the Majority Preferred F Holders, and upon delivery of a written redemption request (each such request, a “Redemption Notice”) by the Majority Preferred F Holders, each Series F Preferred Share shall be eligible to be redeemed (and the Majority Preferred F-1 Holders shall have the right upon written notice to require all Preferred F-1 Holders to, and upon delivery of such written notice each Preferred F-1 Holder shall, submit their share certificates to the Company in accordance with Section 9.I.F(a) for redemption of all outstanding Series F-1 Preferred Shares) by the Company for cash at a price equal to (i) with respect to Series F-1 Preferred Shares, (in the case of a redemption event set forth in paragraphs (a) to (d) above) the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Series F-1 First Closing Date to the date on which the redemption price has been received by the Preferred F-1 Holder (both dates inclusive) or (in the case of the redemption event set forth in paragraph (e) above) the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at twelve percent (12%) per year compounded annually from the Series F-1 First Closing Date to the date on which the redemption price has been received by the Preferred F-1 Holder (both dates inclusive) (in either case, the “Series F-1 Redemption Price”), or (ii) with respect to Series F-2 Preferred Shares, (in the case of a redemption event set forth in paragraphs (a) to (d) above) the Series F-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Series F-2 Closing Date to the date on which the redemption price has been received by the Preferred F-2 Holder (both dates inclusive) or (in the case of the redemption event set forth in paragraph (e) above) the Series F-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at twelve percent (12%) per year compounded annually from the Series F-2 Closing Date to the date on which the redemption price has been received by the Preferred F-2 Holder (both dates inclusive) (in either case, the “Series F-2 Redemption Price”). The redemption price shall be paid in US dollars, and shall be subject to the priority of payment set forth in Section 9.I.F(b).

B.	Upon any of the following:

(a) the delivery by the Majority Preferred F Holders to the Company of a Redemption Notice given pursuant to Section 9.I.A(b) for the redemption of all outstanding Series F Preferred Shares; or

(b) the later of (i) the fourth (4th) anniversary of the Series F-1 First Closing Date, or (ii) the delivery by the Majority Preferred F Holders to the Company of a Redemption Notice given pursuant to any of Sections 9.I.A(a), 9.I.A(c), 9.I.A(d) or 9.I.A(e) for the redemption of all outstanding Series F Preferred Shares,

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(each, a “Series E Redemption Event”) then at the election of the Majority Preferred E Holders, and upon delivery of a Redemption Notice by the Majority Preferred E Holders, each Series E Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series E Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series E Issue Date (the “Series E Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 9.I.F(b).

C.	Subject to Articles 55A(b)55(b) and 55B, upon the second (2nd) anniversary of the Series F-1 First Closing Date and thereafter:

(a) at the election of the Majority Preferred B Holders upon delivery of a Redemption Notice by the Majority Preferred B Holders, (i) each Series B Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series B Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series B Issue Date (the “Series B Redemption Price”), and (ii) each Series C-1 Preferred Share and Series C-2 Preferred Share shall be eligible to be redeemed by the Company or the Company Group for cash at a price equal to the Series C-1 Original Purchase Price plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-1 Redemption Price”), or the Series C-2 Original Purchase plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-2 Redemption Price”), as the case may be, in each case as adjusted for stock dividends, stock splits, consolidation and the like. The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 9.I.F(b); and

(b) at the election of the Majority Preferred D-1 Holders upon delivery of a Redemption Notice by the Majority Preferred D-1 Holders, (a) each Series D-1 Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series D-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series D Issue Date (the “Series D-1 Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 9.I.F(b).

D.	After delivery of a Redemption Notice by the Majority Preferred F Holders, the Majority Preferred E Holders, the Majority Preferred B Holders and/or the Majority Preferred D-1 Holders, and thereafter, at the election of the Majority Preferred A Holders (if applicable) upon delivery of a Redemption Notice by the Majority Preferred A Holders’, each Series A Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to the Series A Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually calculating from the Original Series A Issue Date (the “Series A Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 9.I.F(b).

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E.	Following delivery of a Redemption Notice by the Majority Preferred F Holders, the Majority Preferred E Holders, the Majority Preferred B Holders, the Majority Preferred D-1 Holders, and/or the Majority Preferred A Holders (if applicable) and thereafter:

(a) at the election of the Majority Preferred C-3 Holders, and upon delivery of a Redemption Notice by the Majority Preferred C-3, each Series C-3 Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to Series C-3 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series C Issue Date (the “Series C-3 Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 9.I.F(b); and

(b) at the election of the Majority Preferred D-2 Holders, upon delivery of a Redemption Notice by the Majority Preferred D-2 Holders, each Series D-2 Preferred Share shall be eligible to be redeemed by the Company for cash at a price equal to Series D-2 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like) plus interest calculated at ten percent (10%) per year compounded annually from the Original Series D Issue Date (the “Series D-2 Redemption Price”). The redemption price shall be paid in US dollars or other freely convertible currencies, and shall be subject to the priority of payment set forth in Section 9.I.F(b).

F.	Procedure.

(a) Each Redemption Notice shall be given by the initiating Preferred Shareholders (the “Initiating Redeeming Holders”) by hand or by mail to the office of the Company where the register of members of the Company is maintained at least thirty (30) days prior to the intended redemption date (the “Redemption Date”). Following receipt of such Redemption Notice pursuant to Section 9.I.A through E, as the case may be, the Company shall within seven (7) Business Days deliver a copy of the Redemption Notice (a “Company Redemption Notice”) to each holder of record of Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Company Redemption Notice shall indicate that certain Preferred Shareholders have elected redemption of all or a portion of their Preferred Shares pursuant to the provisions of this Section 9.I, shall specify the Redemption Date, and shall direct the holders of all Preferred Shares that are eligible to be redeemed to submit their share certificates to the Company on or prior to the scheduled Redemption Date for redemption. Subject to this Memorandum and the Articles, on any Redemption Date, each holder of Preferred Shares that are eligible to be redeemed shall have the right to have its eligible Preferred Shares redeemed together with the eligible Preferred Shares held by the Initiating

Redeeming Holders. In the event that any Preferred Shareholder of an eligible share shall not have participated in the redemption in accordance with the preceding sentence, such Preferred Shareholder shall nevertheless have the right to require the Company to redeem up to all of the eligible Preferred Shares held by it by initiating or participating in a subsequent redemption pursuant to this Section 9.I.

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(b) The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Section 9.I of the Memorandum of Association will take place on the Redemption Date. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor,

(i) first, before redeeming any other class of shares, redeem each eligible Series F Preferred Share submitted for redemption by paying in cash therefor the Series F-1 Redemption Price and the Series F-2 Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

(ii) second, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption and Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, redeem each eligible Series E Preferred Share submitted for redemption by paying in cash therefor the Series E Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, the Company Redemption Notice, together with an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

(iii) third, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption and Series E Redemption Price of the Series E Preferred Shares submitted for redemption, redeem each eligible Series B Preferred Share, Series C-1 Preferred Share, Series C-2 Preferred Share and Series D-1 Preferred Share submitted for redemption by paying in cash therefor the Series B Redemption Price, Series C-1 Redemption Price, Series C-2 Redemption Price, and Series D-1 Redemption Price (as applicable) against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate);

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(iv) fourth, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, Series E Redemption Price of the Series E Preferred Shares submitted for redemption, Series B Redemption Price of the Series B Preferred Shares submitted for redemption, Series C-1 Redemption Price of the Series C-1 Preferred Shares submitted for redemption, Series C-2 Redemption Price of the Series C-2 Preferred Shares submitted for redemption, and Series D-1 Redemption Price of the Series D-1 Preferred Shares submitted for redemption, redeem each eligible Series A Preferred Share submitted for redemption by paying in cash therefor the Series A Redemption Price against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate); and

(v) fifth, after payment in full of the Series F-1 Redemption Price of the Series F-1 Preferred Shares submitted for redemption, Series F-2 Redemption Price of the Series F-2 Preferred Shares submitted for redemption, Series E Redemption Price of the Series E Preferred Shares submitted for redemption, Series B Redemption Price of the Series B Preferred Shares submitted for redemption, Series C-1 Redemption Price of the Series C-1 Preferred Shares submitted for redemption, Series C-2 Redemption Price of the Series C-2 Preferred Shares submitted for redemption, Series D-1 Redemption Price of the Series D-1 Preferred Shares submitted for redemption, and Series A Redemption Price of the Series A Preferred Shares submitted for redemption, redeem each eligible Series C-3 Preferred Share and Series D-2 Preferred Share submitted for redemption by paying in cash therefor the Series C-3 Redemption Price and Series D-2 Redemption Price (as applicable) against surrender by the holder of such share at the Company’s principal office of the certificate representing such share (or, in the case of a loss of the certificate, an agreement in a form reasonably satisfactory to the Company indemnifying the Company for the loss of the certificate).

From and after the Redemption Closing, if the Company makes payments to a Preferred Shareholder in respect of the Series F-1 Redemption Price, Series F-2 Redemption Price, Series E Redemption Price, Series B Redemption Price, Series C-1 Redemption Price, Series C-2 Redemption Price, Series D-1 Redemption Price, Series A Redemption Price, Series C-3 Redemption Price and Series D-2 Redemption Price, as the case may be, all rights of such Preferred Shareholder (except the right to receive the Redemption Price therefor) will cease with respect to such Preferred Share (other than the right to receive any declared but unpaid dividend), and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever. To the extent that the Company’s assets of funds which are legally available to make any redemption payment under this Section 9.I are insufficient, the payment of the applicable redemption price shall be made in accordance with the terms of Section 9.I.G in the order of the priority of payments set forth in this Section 9.I.F.

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G.	If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 9.I is due are insufficient to pay in full all redemption payments to be paid to the electing Shareholders, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date in full in the order provided in Section 9.I.F and then upon the occurrence of insufficiency ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, in the order provided in Section 9.I.E. The remaining balance shall be paid in the form of a one-year promissory note (the “Redemption Note”) to such Holders. Each Redemption Note shall bear an interest of five percent (5%) per annum. Notwithstanding the foregoing, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due in the order provided in Section 9.I.F, with any such payment be credited first to any accrued but unpaid interest on each outstanding Redemption Note and second to any outstanding principle amount of each outstanding Redemption Note. Without limiting any rights of the holders of Preferred Shares which are set forth in this Memorandum and the Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

H.	The Redemption Rights for the Preferred Shareholders shall terminate upon the closing of a Qualified IPO.

II.	Voting Rights.

A.	General Rights of Different Classes of Shares. Unless otherwise expressly provided herein, in respect of matters requiring Shareholders’ vote, each of the Class A Common Shares is entitled to one vote, each of the Class B Common Shares is entitled to three (3) votes, each of the Preferred Shares shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Share is convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited (in each case, rounded up to the next whole number). Except as otherwise provided herein or in the Shareholders Agreement, as may be amended from time to time, or as required by law, the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Common Shares shall vote together, and not in separate classes or series, on all matters put before the Shareholders.

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B.	Separate Vote of Preferred Shares. In addition to any other vote or consent required herein or by law, the affirmative vote of the Majority Preferred Holders shall be necessary to effect the following actions (other than a Series F Sale Proposal), to the extent allowable by law:

(a) Any amendment to this Memorandum or Articles that would result in a change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, any class of Preferred Shares or increase the authorized number of any class or series of Preferred Shares;

(b) Any action that authorized or created any class of the Company’s securities or any other equity securities of the Company having preferences superior or on a parity with any class or series of Preferred Shares,;

(c) Any action that reclassified any outstanding shares into shares having preferences or priority as to dividends or liquidation preference senior to or on a parity with preferences of any class or series of Preferred Shares;

(d) Consolidation or merger with or into any other business entity or the sale of all or substantially all the Company’s assets;

(e) The liquidation or dissolution of the Company; and

(f) The declaration or payment of a dividend on the Common Shares.

III.	Dividend Rights.

A.	Dividend Rights of Series F Preferred Shares, Series E Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D-1 Preferred Shares.

(a) Whenever a dividend is declared by the Board, the Preferred F Holders shall receive, with respect to each Series F Preferred Share, in preference to any dividend on any Common Shares or other Preferred Shares, a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price, as the case may be, as adjusted for stock splits, stock dividends, etc. (the “Series F Preferred Dividend”), and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

(b) Whenever a dividend is declared by the Board and after the distribution to the Preferred F Holders of the Series F Preferred Dividend, the Preferred E Holders shall receive, with respect to each Series E Preferred Share, in preference to any dividend on any Common Shares or other Preferred Shares (other than the Series F Preferred Shares), a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series E Original Purchase Price, as adjusted for stock splits, stock dividends, etc. (the “Series E Preferred Dividend”), and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

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(c) Whenever a dividend is declared by the Board and after the distribution to the Preferred F Holders of the Series F Preferred Dividend and the Preferred E Holders of the Series E Preferred Dividend, the Preferred B Holders, the Preferred C-1 Holders, the Preferred C-2 Holders and the Preferred D-1 Holders shall receive, in preference to any dividend on any Common Shares or other Preferred Shares (other than the Series F Preferred Shares and Series E Preferred Shares), a non-cumulative dividend in an amount equal to six percent (6%) annually with respect to each Preferred Share held by such Preferred Shareholder as follows: (a) with respect to each Series B Preferred Share, in an amount equal to six percent (6%) of the Series B Original Purchase Price (as adjusted for stock splits, stock dividends, etc.) (the “Series B Preferred Dividend”), (b) with respect to each Series C-1 Preferred Share, in an amount equal to six percent (6%) of the Series C-1 Original Purchase Price (as adjusted for stock splits, stock dividends, etc.) (the “Series C-1 Preferred Dividend”), (c) with respect to each Series C-2 Preferred Share, in an amount equal to six percent (6%) of the Series C-2 Original Purchase Price (as adjusted for stock splits, stock dividends, etc.) (the “Series C-2 Preferred Dividend”), and (d) with respect to each Series D-1 Preferred Shares, in an amount equal to six percent (6%) of the Series D-1 Original Purchase Price (the “Series D-1 Preferred Dividend”), as the case may be, in each case as adjusted for stock splits, stock dividends, etc., and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

B.	Dividend Rights of Series A Preferred Shares. Whenever a dividend is declared by the Board and after (i) the distribution to the Preferred F Holders of the Series F Preferred Dividend, (ii) the distribution to the Preferred E Holders of the Series E Preferred Dividend, and (iii) the distribution to the Preferred B Holders of the Series B Preferred Dividend, to the Preferred C-1 Holders of the Series C-1 Preferred Dividend, to the Preferred C-2 Holders of the Series C-2 Preferred Dividend, and to the Preferred D-1 Holders of the Series D-1 Preferred Dividend, the Preferred A Holders shall, with respect to each Series A Preferred Share, receive in preference to any dividend on the Common Shares a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series A Original Purchase Price (the “Series A Preferred Dividend”) and shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

C.	Dividend Rights of Series C-3 Preferred Shares and Series D-2 Preferred Shares. Whenever a dividend is declared by the Board and after (i) the distribution to the Preferred F Holders of the Series F Preferred Dividend, (ii) the distribution to the Preferred E Holders of the Series E Preferred Dividend, (iii) the distribution to the Preferred B Holders of the Series B Preferred Dividend, to the Preferred C-1 Holders of the Series C-1 Preferred Dividend, the distribution to the Preferred C-2 Holders of the Series C-2 Preferred Dividend, to the Preferred D-1 Holders of the Series D-1 Preferred Dividend, and (iv) the distribution to the Preferred A Holders of the Series A Preferred Dividend, (a) the Preferred C-3 Holders shall, with respect to each Series C-3 Preferred Share, receive in preference to any dividend on the Common Shares a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series C-3 Original Purchase Price, and (b) the Preferred D-2 Holders shall, with respect to each Series D-2 Preferred Share, receive in preference to any dividend on the Common Shares a non-cumulative dividend in an amount equal to six percent (6%) annually of the Series D-2 Original Purchase Price, in each case shall also participate on an as converted basis with respect to any dividends payable to the Common Shares.

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IV.	Liquidation Rights.

A.	Liquidation Events. For purpose of this Section 9.IV, the following events (but excluding any transaction effected in connection with a Series F Sale Proposal or a Sale Proposal) shall be treated as a liquidation event (“Liquidation Event”):

(a) Any liquidation, dissolution or winding up of the Company or of one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis;

(b) Any transaction or series of related transactions (whether in the form of a merger, sale of stock, asset sale or otherwise) as a result of which all of the equity securities of the Company outstanding immediately prior to such transaction(s) no longer continue to represent, or are converted into or exchanged for equity securities that no longer represent, immediately following such transaction(s), at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity, or any sale of the Company, in each case whether in the form of a merger, sale of stock, asset sale or otherwise;

(c) Any transaction or series of related transactions in which the Company, after completion of such transaction(s), ceases to Control, directly or indirectly, one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis; or

(d) A sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any other member(s) of the Company Group, of all or substantially all the assets and/or intellectual property of the Company Group taken as a whole on a consolidated basis, or the sale or disposition (whether by merger or otherwise) of one or more members of the Company Group if substantially all of the assets and/or intellectually property of the Company Group taken as a whole on a consolidated basis are held by such member(s) of the Company Group, except where such sale, lease, transfer, exclusive license or other disposition is to one or more other members of the Company Group.

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For the purpose of determining the number of eligible voting stock in this Section 9.IV.A(b), each Preferred Share shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Share is convertible immediately after completion of the transaction.

B.	Liquidation Preferences.

Upon occurrence of a Liquidation Event:

(a) None of the Preferred Shareholders shall have the right to exercise their respective Redemption Rights as set forth in Section 9.I.

(b) Each Shareholder and the Company shall exercise their respective rights and take such reasonable actions as they lawfully can to procure that any proceeds resulting to the Shareholders therefrom shall be distributed in accordance with the terms of Sections 9.IV.B(c) to 9.IV.B(h) as soon as reasonably practicable.

(c) Before any distribution or payment shall be made to the holders of any Common Shares or other Preferred Shares, an amount shall be paid with respect to each Series F Preferred Share equal to one hundred percent (100%) of the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series F-1 and F-2 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred F-1 Holders and Preferred F-2 Holders, then such assets shall be distributed among the Preferred F-1 Holders and Preferred F-2 Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series E Preferred Share equal to one hundred percent (100%) of the Series E Original Purchase Price, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (the “Series E Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred E Holders, then such assets shall be distributed among the Preferred E Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

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(e) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount and the Series E Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series A Preferred Shares, Series C-3 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series B Preferred Share, Series C-1 Preferred Share, Series C-2 Preferred Share, and Series D-1 Preferred Share equal to one hundred percent (100%) of the Series B Original Purchase Price, the Series C-1 Original Purchase Price, the Series C-2 Original Purchase Price, or the Series D-1 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series B, C-1, C-2 and D-1 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders, and Preferred D-1 Holders, then such assets shall be distributed among the Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders and Preferred D-1 Holders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(f) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount and the Series B, C-1, C-2 and D-1 Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, Series C-3 Preferred Shares and/or Series D-2 Preferred Shares, an amount shall be paid with respect to each Series A Preferred Share equal to one hundred percent (100%) of the Series A Original Purchase Price, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (the “Series A Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred A Holders, then such assets shall be distributed among the Preferred A Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(g) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount, the Series B, C-1, C-2 and D-1 Liquidation Preference Amount and the Series A Liquidation Preference Amount, and before any distribution or payment shall be made to the holders of any Common Shares, an amount shall be paid on a pari passu basis with respect to each Series C-3 Preferred Share and Series D-2 Preferred Share equal to one hundred percent (100%) of the Series C-3 Original Purchase Price, or the Series D-2 Original Purchase Price, as the case may be, plus any declared but unpaid dividends, adjusted for any share dividends, combinations, splits, recapitalizations and the like (collectively, the “Series C-3 and D-2 Liquidation Preference Amount”). If, after liquidation, distribution, or winding up, the assets of the Company are insufficient to make payment in full to all Preferred C-3 Holders and Preferred D-2 Holders, then such assets shall be distributed among the Preferred C-3 Holders and Preferred D-2 Holders ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

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(h) After distribution or payment in full of the Series F-1 and F-2 Liquidation Preference Amount, the Series E Liquidation Preference Amount, the Series B, C-1, C-2 and D-1 Liquidation Preference Amount, the Series A Liquidation Preference Amount and the Series C-3 and D-2 Liquidation Preference Amount, the remaining assets shall be distributed to all Shareholders ratably on an as-converted basis.

V.	Conversion Rights.

The Preferred Shareholders and Common B Holders shall have the rights described below with respect to the conversion of the Preferred Shares and Class B Common Shares into Class A Common Shares. (a) The number of Class A Common Shares to which a Preferred A Holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Original Purchase Price divided by the then effective Conversion Price for Series A Preferred Shares, (b) the number of Class A Common Shares to which a Preferred B Holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Series B Original Purchase Price divided by the then effective Conversion Price for Series B Preferred Shares, (c) the number of Class A Common Shares to which a Preferred C-1 Holder shall be entitled upon conversion of any Series C-1 Preferred Share shall be the quotient of the Series C-1 Original Purchase Price divided by the then effective Conversion Price for Series C-1 Preferred Shares, (d) the number of Class A Common Shares to which a Preferred C-2 Holder shall be entitled upon conversion of any Series C-2 Preferred Share shall be the quotient of the Series C-2 Original Purchase Price divided by the then effective Conversion Price for Series C-2 Preferred Shares, (e) the number of Class A Common Shares to which a Preferred C-3 Holder shall be entitled upon conversion of any Series C-3 Preferred Share shall be the quotient of the Series C-3 Original Purchase Price divided by the then effective Conversion Price for Series C-3 Preferred Shares, (f) the number of Class A Common Shares to which a Preferred D-1 Holder shall be entitled upon conversion of any Series D-1 Preferred Share shall be the quotient of the Series D-1 Original Purchase Price divided by the then effective Conversion Price for Series D-1 Preferred Shares, (g) the number of Class A Common Shares to which a Preferred D-2 Holder shall be entitled upon conversion of any Series D-2 Preferred Share shall be the quotient of the Series D-2 Original Purchase Price divided by the then effective Conversion Price for Series D-2 Preferred Shares, (h) the number of Class A Common Shares to which a Preferred E Holder shall be entitled upon conversion of any Series E Preferred Share shall be the quotient of the Series E Original Purchase Price divided by the then effective Conversion Price for Series E Preferred Shares, (i) the number of Class A Common Shares to which a Preferred F-1 Holder shall be entitled upon conversion of any Series F-1 Preferred Share shall be the quotient of the Series F-1 Original Purchase Price divided by the then effective Conversion Price for Series F-1 Preferred Shares, (j) the number of Class A Common Shares to which a Preferred F-2 Holder shall be entitled upon conversion of any Series F-2 Preferred Share shall be the quotient of the Series F-2 Original Purchase Price divided by the then effective Conversion Price for Series F-2 Preferred Shares, and (k) the number of Class A Common Shares to which a Common B Holder shall be entitled upon conversion of any Class B Common Share shall be the quotient of the Class B Original Purchase Price divided by the then effective Conversion Price for Class B Common Shares.

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For the avoidance of doubt, the initial conversion ratio for Class B Common Shares shall be 1:1, the initial conversion ratio for Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares, shall be 1:1, and all conversion ratios shall be subject to adjustments according to the provisions set forth below:

A.	Optional Conversion. Each Preferred Share and each Class B Common Share shall, at any time at the election of the holder of such Preferred Share or Class B Common Share, as the case may be, be converted, based on the then effective Conversion Price, into Class A Common Shares.

B.	Automatic Conversion.

(a) Without any action being required by the Preferred Shareholders or Class B Common Shares and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, (i) each Preferred Share and Class B Common Share shall automatically be converted, based on the then effective Conversion Price, into Class A Common Shares upon the closing of an underwritten Qualified IPO or on the date specified by the relevant securities regulator or stock exchange in writing in connection with a Qualified IPO, and (ii) each Preferred Share and Class B Common Share shall automatically be converted, based on the then effective Conversion Price, into Class A Common Shares upon the affirmative vote of the Majority Preferred Holders, including the affirmative vote of the Majority Preferred E Holders and the Majority Preferred F Holders.

(b) The Company shall not be obligated to issue certificates for any Class A Common Shares issuable upon the automatic conversion of any Preferred Shares or Class B Common Share unless the certificate or certificates evidencing such Preferred Shares or Class B Common Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares or Class B Common Shares, or the Shareholder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Shares or Class B Common Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the Shareholder thereof a certificate or certificates for the number of Class A Common Shares to which the Shareholder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class A Common Shares (at the fair market value of a Class A Common Share determined by the Board as of the date of such conversion), any declared and unpaid dividends on the Preferred Shares or Class B Common Shares being converted and (ii) in cash (at the fair market value of a Class A Common Share determined by the Board as of the date of such conversion) the value of any fractional Class A Common Shares to which the Shareholder would otherwise be entitled. Any person entitled to receive Class A Common Shares issuable upon the automatic conversion of the Preferred Shares or Class B Common Shares shall be treated for all purposes as the record holder of such Class A Common Shares on the date of such conversion.

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C.	Conversion Mechanism.

The conversion hereunder of any Preferred Share or Class B Common Shares (the “Conversion Share”) shall be effected in the following manner:

(a) The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (i) the aggregate market value of any capital shares of the Company to be issued upon such conversion and (ii) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(b) Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(c) Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

D.	Conversion Price Adjustments for Stock Splits, Stock Dividend, Combination, Recapitalization, etc.

The Conversion Price for the Series A Preferred Shares shall initially equal the Series A Original Purchase Price, the Conversion Price for the Series B Preferred Shares shall initially equal the Series B Original Purchase Price, the Conversion Price for the Series C-1 Preferred Shares shall initially equal the Series C-1 Original Purchase Price, the Conversion Price for the Series C-2 Preferred Shares shall initially equal the Series C-2 Original Purchase Price, the Conversion Price for the Series C-3 Preferred Shares shall initially equal the Series C-3 Original Purchase Price, the Conversion Price for the Series D-1 Preferred Shares shall initially equal the Series D-1 Original Purchase Price, the Conversion Price for the Series D-2 Preferred Shares shall initially equal the Series D-2 Original Purchase Price, the Conversion Price for the Series E Preferred Shares shall initially equal the Series E Original Purchase Price, the Conversion Price for the Series F-1 Preferred Shares shall initially equal the Series F-1 Original Purchase Price, the Conversion Price for the Series F-2 Preferred Shares shall initially equal the Series F-2 Original Purchase Price and the Conversion Price for the Class B Common Shares shall initially equal the Class B Original Purchase Price. Each of the Conversion Prices shall be adjusted and provision be made from time to time as provided below:

(a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Class A Common Shares, the Conversion Prices in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Class A Common Shares into a smaller number of shares, the Conversion Prices in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(b) Adjustment for Common Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Class A Common Shares entitled to receive) a dividend or other distribution to the holders of Class A Common Shares, payable in Class A Common Shares, the Conversion Prices then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of Class A Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Class A Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class A Common Shares issuable in payment of such dividend or distribution.

(c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Class A Common Shares entitled to receive) a dividend or other distribution payable to holders of Class A Common Shares in securities of the Company other than Class A Common Shares, then, and in each such event, provisions shall be made so that, upon conversion of any Preferred Share or Class B Common Share thereafter, the holder thereof shall receive, in addition to the number of Class A Common Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares or Class B Common Shares been converted into Class A Common Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Class A Common Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated in Section 9.IV.A, then in any such event, provision shall be made so that, upon conversion of any Preferred Share or Class B Common Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares or Class B Common Shares been converted into Class A Common Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

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E.	Anti-dilution Adjustment of Preferred Shares.

(a) The Conversion Prices of each class of the Preferred Shares shall be subject to adjustments to prevent dilution, on a weighted average basis, in the event that the Company issues additional shares (other than shares issued to the employees, consultants, and directors pursuant to plans and arrangements approved by the Board) at a purchase price less than the Original Purchase Price for such class of Preferred Shares (subject to adjustment for stock splits and the like), in accordance with the following formula:

NCP = OCP * (CS + (NP/OCP))/(CS + NS)

WHERE:

NCP = the new effective Conversion Price.

OCP = the then effective Conversion Price immediately before the new issue.

CS = the total outstanding Class A Common Shares immediately before the new issue plus the total Class A Common Shares issuable upon conversion of Class B Common Shares, Preferred Shares and exercise of outstanding options (other than any options issued or granted pursuant to any employee stock ownership plan approved or implemented after the Series F-2 Closing Date) and warrants.

NP = the total consideration received for the issuance or sale of the New Securities.

NS = the number of Class A Common Shares into which such New Securities issued are convertible.

(b) Notwithstanding the provision in Section 9.V.E(a) above, such arrangement shall not apply to:

(i) Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company;

(ii) 1,888,698 Class A Common Shares issued or issuable upon the exercise of outstanding options and warrants as of the Series F-2 Closing Date;

(iii) In addition to the Class A Common Shares referred to in Article 5A(II)(ii), Class A Common Shares issued or issuable upon the exercise of stock options granted pursuant to any employee stock ownership plan of the Company as adopted by the Board in accordance with the provisions of the Articles in force at the time of such issuance or grant (if applicable);

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(iv) Securities issued or issuable upon the exercise of warrants, notes or other rights to acquire securities of the Company outstanding as at the Series F-2 Closing Date, the issue or grant of which was approved in accordance with the provisions of these Articles in force at the time of such issuance or grant (if applicable);

(v) Class A Common Shares issued or issuable upon the conversion of the Preferred Shares;

(vi) Securities issued or issuable in a Qualified IPO;

(vii) Securities issued or issuable in connection with a bona fide acquisition, consolidation, amalgamation, scheme or arrangement, merger or strategic partnership transaction the terms of which have been approved by the Board with no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, and which is not primarily for equity financing purposes;

(viii) the Preferred Shares in issue as at the Series F-2 Closing Date or the Preferred Shares issued or to be issued under the Share Purchase Agreements; and

(ix) Class A Common Shares issued or issuable in any other transaction in which exemption from the anti-dilution provisions in this Memorandum and the Articles, as currently in effect, is approved by the affirmative vote of at least the Majority Preferred Holders.

(c) In the case of an adjustment to the Conversion Price with respect to a Series F Preferred Share pursuant to paragraph (a) above, the Majority Preferred F Holders shall have the option, at any time by notice in writing delivered to the Company, to require the Company to provide the benefit of the adjustment to all of the Preferred F Holders in one of the following methods: (i) cash, or (ii) by adjustment to the Conversion Price, provided that neither GS and its Affiliates (collectively) nor GICSI and its Affiliates (collectively) shall hold, directly and indirectly, more than sixteen percent (16%) of the total issued and outstanding Shares (on a fully-diluted basis) (and the remainder of the adjustment, if any, shall be payable to the Preferred F Holder in cash). To the extent that the adjustment or remainder of the adjustment is payable to the Preferred F Holders in cash, the Company shall pay to the Preferred F Holders within thirty (30) Business Days after the date of notice delivered by the Majority Preferred F Holders pursuant to this paragraph (c) by telegraphic transfer of immediately available funds to a bank account designated by each Preferred F Holder in writing of, in the case of payment for the full adjustment in cash, an amount in US dollars equal to the difference between the new effective Conversion Price and the then effective Conversion Price multiplied by such number of Series F Preferred Shares with respect to which the adjustment is payable in cash.

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F.	Other Dilutive Events.

In case any event shall occur as to which the other provisions of this Section 9.V are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 9.V, necessary to preserve, without dilution, the conversion rights of such Preferred Shares. If the Preferred Shareholders shall reasonably and in good faith disagree with such determination by the Company, then the Company and the Majority Preferred Holders shall jointly appoint an internationally recognized investment banking firm (failing agreement within ten (10) Business Days, such firm shall be appointed by the Chairman of the Hong Kong Institute of Certified Public Accountants), which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Preferred Shares and shall make the adjustments described therein.

G.	Certificate of Adjustment.

In the case of any adjustment or readjustment of the Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price in effect after such adjustment or readjustment, and (iv) the number of Common Shares and the type and amount, if any, of other property which would be received upon conversion of the Preferred Shares after such adjustment or readjustment.

H.	Notice of Record Date.

In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

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I.	Fractional Shares.

No fractional Class A Common Shares shall be issued upon conversion of any Preferred Share. All Class A Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Preferred Shareholder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a Class A Common Share (as determined by the Board) on the date of conversion.

J.	Reservation of Shares Issuable Upon Conversion.

The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Class A Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Shares to such number of shares as shall be sufficient for such purpose.

K.	Payment of Taxes.

The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Class A Common Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Common Shares in a name other than that in which the Preferred Share so converted were registered.

L.	No Reissuance of the Preferred Shares.

No Preferred Share acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

M.	Redesignation or Reclassification of Shares.

Any share in the Company (whether issued or unissued) of one class may be redesignated or reclassified into another class of shares by way of a resolution of the members, subject to the required shareholders’ consent.

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10.	The shares in the Company may only be issued as registered shares and registered shares may not be exchanged for shares issued to bearer.

11.	Capitalized terms in this Memorandum shall have the meaning as defined in these Articles.

12.	Except as otherwise provided herein (including Section 9.II.B and Articles 55A and 55B), the Company shall by a resolution of members or by a resolution of directors have the power to amend or modify any of the conditions contained in this Memorandum.

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We, the Undersigned Registered Agent, subscribe our name to this Memorandum of Association.

NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER

Moore Stephens International Services (BVI) Limited

Palm Grove House

P.O. Box 3186

Wickhams Cay 1

Road Town, Tortola

British virgin Islands

SGD Margaret Fevrier
Authorised Signatory

Registered Agent

DATED this 24th day of December, 2003

WITNESS to above signature:-

SGD. Nelson Hull
Palm Grove House
P.O. Box 3186
Wickhams Cay 1
Road Town, Tortola
British Virgin Islands

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BUSINESS COMPANIES ACT

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

IKANG GUOBIN HEALTHCARE GROUP, INC.

(Adopted by a Resolution of the Members on [            ], 2013)

PRELIMINARY

1.	References in these Articles to the Act shall mean the Business Companies Act. The following Articles shall constitute the Articles of the Company. In these Articles, except for those defined in Article 1A, words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice-versa, the masculine shall include the feminine and neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

1A.	In the Memorandum and these Articles, references to any Sections and Articles shall, unless there is something in the subject or context inconsistent therewith, are references to Sections of the Memorandum and Articles of these Articles respectively, and the capitalized terms shall have the following meaning unless there is something in the subject or context inconsistent therewith:

“Affiliate” means: (i) with respect to any Person other than a natural person and an Investor, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person; (ii) with respect to any Investor, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Investor, including without limitation any investment funds managed by such Person or such other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person, provided that the Affiliates of an Investor shall not include the Company and its Affiliates; and (iii) with respect to any natural person: (a) any other Person that, directly or indirectly, is Controlled by such natural person; (b) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that natural person or his spouse, including adoptive relationships; or (c) the trustees, acting in their capacity as such trustees, of any trust of which that natural person or any natural person within paragraph (iii)(b) of this definition is a beneficiary or, in the case of a discretionary trust, is a discretionary object. For purposes of the Memorandum and these Articles, the term “affiliated” has a meaning correlative to the foregoing.

“Articles” means these Amended and Restated Articles of Association of the Company adopted on [            ], 2013 and any subsequent amendments and revisions.

“Auditor” means the properly appointed auditor of the Company as approved by the Board in accordance with Article 55A(b)(iv).

“Bayley & Jackson Entities” means Bayley & Jackson (China) Medical Services Limited and Beijing Bayley & Jackson Clinic Limited ..

“Board” means the board of directors of the Company.

“Bridge Street 2013” means Bridge Street 2013, L.P., a limited partnership formed under the laws of the State of Delaware.

“Bridge Street 2013 Offshore” means Bridge Street 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands.

“Business Day” means any day, other than a Saturday, Sunday, legal holiday or other day on which the commercial banks are required or authorized by Law to be closed in the PRC, the Hong Kong Special Administrative Region, the City of New York, the Republic of Singapore, the British Virgin Islands.

“Cause” means, for the purpose of Article 11(V)(D), the occurrence of: (i) a material breach by Ligang Zhang of the terms of his employment agreement with the Company, (ii) an act by Ligang Zhang of theft, embezzlement unethical conduct, fraud or financial dishonesty with respect to the Company or any other member of the Company Group, (iii) Ligang Zhang’s gross dereliction of his material duties, or grossly negligent or intentional misconduct or failure to act in respect of his material responsibilities, to the Company or any other member of the Company Group, or (iv) any felony, crime of moral turpitude or violation of applicable securities laws with respect to which Ligang Zhang has been convicted, has pleaded guilty or has pleaded nolo contendere.

“CEO” has the meaning set forth in Article 55A(e).

“Change of Law” means any change of applicable Laws that would have a material adverse effect on the validity of, or on the rights (as a whole) granted under, the Control Documents in relation to the PRC Entities.

“Class A Common Shares” means the Class A common shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Class B Common Shares” means the Class B common shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Class B Directors” has the meaning set forth in Article 42A(a).

“Class B Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$0.466 per share.

“Common A Holder” means a holder of Class A Common Shares of the Company.

“Common B Holder” means a holder of Class B Common Shares of the Company.

“Common Share Equivalents” means warrants or options with a right to purchase or receive Class A Common Shares upon exercise and preferred shares or instruments convertible or exchangeable for Class A Common Shares, including but not limited to the Preferred Shares and Class B Common Shares.

“Common Shareholders” means the Common A Holders and the Common B Holders.

“Common Shares” means the Company’s Class A Common Shares and Class B Common Shares.

“Company” means iKang Guobin Healthcare Group, Inc.

“Company Group” means the Company, iKang Zhejiang Inc., Bayley & Jackson (China) Medical Services Limited, the PRC Entities and any Subsidiary of the aforementioned entities.

“Company Sale” means (i) any transaction or series of related transactions in which all of the equity securities of the Company outstanding immediately prior to such transaction(s) no longer represent, or are converted into or exchanged for equity securities that no longer represent, immediately following such transaction(s), at least a majority, by voting power, of the equity securities of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such transaction, the parent entity of such surviving or resulting entity; (ii) any transaction or series of related transactions in which the Company, after completion of such transaction(s), ceases to Control, directly or indirectly, one or more members of the Company Group holding substantially all of the assets and/or intellectually property of the Company Group taken as a whole and on a consolidated basis; (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any other member(s) of the Company Group, of all or substantially all the assets and/or intellectual property of the Company Group taken as a whole and on a consolidated basis, or the sale or disposition (whether by merger or otherwise) of one or more members of the Company Group if substantially all of the assets and/or intellectually property of the Company Group taken as a whole and on a consolidated basis are held by such member(s) of the Company Group, except where such sale, lease, transfer, exclusive license or other disposition is to one or more other members of the Company Group; or (iv) any sale of all of the equity securities of the Company outstanding immediately prior to such sale.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” has the meaning set forth in the Shareholders Agreement.

“Conversion Price(s)” means the applicable price used in the process of converting Class B Common Shares or any class of the Preferred Shares into Class A Common Shares as determined in accordance with Section 9.V.

“Conversion Share” has the meaning set forth in Section 9.V.C.

“Drag Along Notice” has the meaning set forth in Article 11A(II).

“Exercising Shareholder” has the meaning set forth in Article 11(II)(B)(c).

“Feiyan Huang” means Ms. Feiyan Huang , a citizen of the PRC with identity number 110108197010310023.

“Founders” means Ligang Zhang, ShanghaiMed, Time Intelligent, Feiyan Huang and Gold Partner.

“F-2 Investor” means BEIDMHK Holding Limited, a limited liability company organized and existing under the laws of British Virgin Islands, whose registered office is at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

“GICSI” means Ora Investment Pte Ltd, a limited liability company incorporated under the laws of the Republic of Singapore and having its registered office at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

“GICSI Director” has the meaning set forth in Article 42A(f).

“Gold Partner” means Gold Partner Consultants Limited, a company incorporated under the Laws of the British Virgin Islands.

“Governmental Authority” means any nation or government or any federation, province or state or any department, agency, instrumentality or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization (including a securities exchange).

“GS” means Broad Street Principal Investments, L.L.C., a limited liability company incorporated under the Laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA.

“GS Director” has the meaning set forth in Article 42A(e).

“GS Entities” means, collectively (i) GS; (ii) MBD 2013, L.P., a limited partnership formed under the laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA; (iii) MBD 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands; (iv) Bridge Street 2013, L.P., a limited partnership formed under the laws of the State of Delaware and having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA; and (v) Bridge Street 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands and having its registered address at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

“Immediate Family Member” means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“Indemnification Agreements” means the indemnification agreements entered into on the Series F-1 First Closing Date between the Company and the directors of the Company designated by GS and GICSI, respectively.

“Indemnitee” has the meaning set forth in Article 72.

“Initiating Redeeming Holders” has the meaning set forth in Section 9.I.F(a).

“Interested Preferred Shareholders” has the meaning set forth in Article 11 (II)(C)(a).

“Investors” means collectively, GS Entities and GICSI, and “Investor” means any one of them.

“IPO” means an underwritten registered public offering by the Company of shares in the Company on any stock exchange.

“IPO Change of Law” means any announcement, declaration or other statement from a PRC Governmental Authority or any Governmental Authority of a jurisdiction that is a potential venue for the Company’s IPO or any change of applicable Laws that would, as a result of the variable interest entity structure of the Company Group, have a material adverse effect on the ability of the Company to consummate an IPO in the potential listing venue to which the Governmental Authority or the change of applicable Laws relate.

“Key Employees” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the chief operating officer, the board secretary, the financial controller, regional general managers or regional deputy general managers with substantial responsibilities, any other manager with the title of “vice-president” or higher or any other employee with responsibilities similar to any of the foregoing, of such Person.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Ligang Zhang” means Ligang Zhang , a citizen of the PRC with identity number 110105197103200895.

“Liquidation Event” has the meaning set forth in Section 9.IV.A.

“Majority Preferred A Holders” means the holders of a majority of the outstanding Series A Preferred Shares, which shall include at a minimum each of ShanghaiMed and Time Intelligent. Notwithstanding the foregoing, for purposes of the Memorandum and these Articles, in each circumstance where the special consent or vote of the “Majority Preferred A Holders” is required under the Memorandum and these Articles in order to approve or otherwise take an action, in the event that ShanghaiMed and Time Intelligent cannot reach joint affirmative (or negative) agreement within fourteen (14) Business Days from the date of the formal notice in writing issued by the Company of such circumstance, then the requirement under the Memorandum and these Articles to obtain the Majority Preferred A Holders’ special consent or vote in connection therewith shall be deemed to be “inapplicable” and no longer required in order to approve or otherwise take such action. For the avoidance of doubt, in the event that the consent or vote of the Majority Preferred A Holders is deemed “inapplicable”: (i) in circumstances where the Majority Preferred A Holders’ special consent is required, including without limitation Section 9.II.B of the Memorandum, such consent shall no longer be required of the Majority Preferred A Holders in order to take or approve such action; and (ii) in circumstances where a shareholder vote is required, either by written consent or at a shareholder meeting, the separate vote of the Majority Preferred A Holders as a separate class shall no longer be required.

“Majority Preferred B Holder(s)” means the holder representing the majority in interest of the outstanding Series B Preferred Shares.

“Majority Preferred C-3 Holder(s)” means the holder representing the majority in interest of the outstanding Series C-3 Preferred Shares.

“Majority Preferred D-1 Holder(s)” means the holders representing at least the majority in interest of the outstanding Series D-1 Preferred Shares.

“Majority Preferred D-2 Holder(s)” means the holder representing the majority in interest of the outstanding Series D-2 Preferred Shares.

“Majority Preferred E Holder(s)” means the holders representing at least the majority in interest of the outstanding Series E Preferred Shares.

“Majority Preferred F Holders” means the holders representing at least seventy-five percent (75%) in interest of the outstanding Series F Preferred Shares, on an as-converted basis.

“Majority Preferred F-1 Holders” means the holders representing at least seventy-five percent (75%) in interest of the outstanding Series F-1 Preferred Shares.

“Majority Preferred Holders” means the holders representing at least seventy five percent (75%) in interest of the outstanding Preferred Shares, on an as-converted basis; provided, that in each circumstance where the consent or vote of the Majority Preferred Holders is required under the Memorandum and these Articles in order to approve or otherwise take an action, if such action would adversely affect any Shareholder or class of Preferred Shares as compared to the other Shareholders or classes of Preferred Shares, as the case may be, then such action shall require the consent of such adversely affected Shareholder or class of Preferred Shares, provided that the Series F-1 Preferred Shares and the Series F-2 Preferred Shares shall be treated as a single class in terms of seeking consent from the Majority Preferred Holders.

“MBD 2013” means MBD 2013, L.P., a limited partnership formed under the laws of the State of Delaware.

“MBD 2013 Offshore” means MBD 2013 Offshore, L.P., a limited partnership formed under the laws of the Cayman Islands.

“Memorandum” means the Amended and Restated Memorandum of Association of the Company adopted as of [            ], 2013 and any subsequent amendments and revisions.

“NewQuest” means NewQuest Asia Investments Limited, a company incorporated under the Laws of Mauritius.

“New Securities” has the meaning set forth in Article 5A(II).

“Offered Shares” has the meaning set forth in Article 11(II)(A).

“on an as-converted basis” means assuming the conversion of all securities convertible into Class A Common Shares, including without limitation the Preferred Shares and Class B Common Shares but excluding any unexercised or unvested options granted by the Company.

“on a fully-diluted basis” shall mean assuming the conversion, exercise and exchange of all securities, directly or indirectly, convertible, exercisable or exchangeable into or for Class A Common Shares, including without limitation the Preferred Shares, Class B Common Shares, and any options granted or reserved by the Company.

“Observer” means a Person granted the right by the Company to attend meetings of the Board in non-voting observer capacity.

“Original Purchase Price” means the Series A Original Purchase Price, Series B Original Purchase Price, Series C-1 Original Purchase Price, Series C-2 Original Purchase Price, Series C-3 Original Purchase Price, Series D-1 Original Purchase Price, Series D-2 Original Purchase Price, Series E Original Purchase Price, Series F-1 Original Purchase Price or Series F-2 Original Purchase Price, as applicable.

“Original Series A Issue Date” means November 20, 2004.

“Original Series B Issue Date” means November 15, 2005.

“Original Series C Issue Date” means November 12, 2006.

“Original Series D Issue Date” means April 22, 2007.

“Original Series E Issue Date” means February 29, 2008.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority or other entity of any kind or nature.

“Post F Redemption Notice” means any Redemption Notice delivered to the Company by the Majority Preferred E Holders in accordance with the Memorandum and pursuant to (i) any Series E Redemption Event set forth in Section 9.I.B(a), or (ii) any Series E Redemption Event set forth in Section 9.I.B(b)(ii) occurring after the fourth (4th) anniversary of the Series F-1 First Closing Date.

“PRC” means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“PRC Entities” has the meaning set forth in the Shareholders Agreement.

“Preferred A Holder” means a holder of Series A Preferred Shares.

“Preferred B Holder” means a holder of Series B Preferred Shares.

“Preferred C Holder” means a holder of Series C-1 Preferred Shares, Series C-2 Preferred Shares, and/or Series C-3 Preferred Shares.

“Preferred C-1 Holder” means a holder of Series C-1 Preferred Shares.

“Preferred C-2 Holder” means a holder of Series C-2 Preferred Shares.

“Preferred C-3 Holder” means a holder of Series C-3 Preferred Shares.

“Preferred D-1 Holder” means a holder of Series D-1 Preferred Shares.

“Preferred D-2 Holder” means a holder of Series D-2 Preferred Shares.

“Preferred E Director” has the meaning set forth in Article 42A(d).

“Preferred E Holder” means a holder of Series E Preferred Shares.

“Preferred F Holder” means a holder of Series F-1 Preferred Shares and/or Series F-2 Preferred Shares.

“Preferred F-1 Holder” means a holder of Series F-1 Preferred Shares.

“Preferred F-2 Holder” means a holder of Series F-2 Preferred Shares.

“Preferred Shares” means the Company’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares.

“Preferred Shareholders” means the Preferred A Holders and/or the Preferred B Holders and/or the Preferred C Holders and/or the Preferred D-1 Holders and/or the Preferred D-2 Holders and/or the Preferred E Holders and/or the Preferred F Holders.

“Prohibited Transfer” has the meaning set forth in Article 11(VII)(A).

“Qualified IPO” means (a) an IPO on the New York Stock Exchange, NASDAQ Stock Market, Main Board of The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange, Shenzhen Stock Exchange or other stock exchange approved by the Majority Preferred F Holders in writing, with: (i) if the IPO occurs on or before the first anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$555 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 50% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); (ii) if the IPO occurs after the first anniversary, but on or before the second anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$675 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 35% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); (iii) if the IPO occurs after the second anniversary, but on or before the third anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$723 million (representing for each Series F-1 Preferred Share an annual compounded return, calculated from the Series F-1 First Closing Date, of no less than 25% on the Series F-1 Original Purchase Price (as adjusted for stock dividends, stock splits, consolidation and the like)); or (iv) if the IPO occurs after the third anniversary of the Series F-1 First Closing Date, a minimum pre-offering valuation of the Company of at least US$740 million, or (b) any other public offering as otherwise approved by the Majority Preferred F Holders and the holders representing at least seventy-five percent (75%) of the then outstanding Preferred Shares (voting together as a single class on an as-converted basis).

“Redemption Amount” has the meaning set forth in Section 9.V.C(a).

“Redemption Date” has the meaning set forth in Section 9.I.F(a).

“Redemption Notice” has the meaning set forth in Section 9.I.A.

“Redemption Rights” means the respective redemption rights of the Preferred Shareholders with respect to the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D-1 Preferred Shares, Series D-2 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares, as set forth in Section 9.I.

“Remaining Portion” has the meaning set forth in Article 11(II)(B)(d).

“Restricted Shareholders” means ShanghaiMed, Inc., Time Intelligent Finance Limited, Gold Partner Consultants Limited, and Top Fortune Win Ltd.

“Restricted Venue” means the potential listing venue for the Company’s IPO in which an IPO Change of Law has occurred.

“Restricted Venue Resolution” means the resolution passed by the Board under which the requisite majority of the members of the Board resolve to proceed with an IPO in a Restricted Venue.

“Restructuring” means the transfer of all interests in the medical centers, clients, employees, contractors and all other assets held by the PRC Entities (other than direct or indirect wholly-owned subsidiaries of the Company) as of the Series F-1 First Closing Date and any such additional interests in medical centers, clients, employees, contractors and other acquired by the PRC Entities thereafter to a direct or indirect wholly owned subsidiary of the Company.

“RMB” means renminbi, the lawful currency of the PRC.

“Sale Proposal” has the meaning set forth in Article 11A(II).

“Secondary Purchase Agreements” means the share purchase agreements dated March 26, 2013 between the relevant Investor and the relevant holders of Series E Preferred Shares or the relevant holders (not being the Founders) of Common Shares or Preferred Shares (such Common Shares or Preferred Shares sold under the relevant share purchase agreements to the relevant Investors after their redesignation as Series F-1 Preferred Shares).

“Secondary Purchases” means the acquisition of certain Series E Preferred Shares and Common Shares or Preferred Shares redesignated as Series F-1 Preferred Shares (not being Common Shares or Preferred Shares held by the Founders) by the relevant Investors simultaneously with the Series F-1 Closing.

“Selling Holder” has the meaning set forth in Article 11(III)(A).

“Series A Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$1.80 per share.

“Series A Preferred Dividend” has the meaning set forth in Section 9.III.B.

“Series A Preferred Shares” means the Series A preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series A Redemption Price” has the meaning set forth in Section 9.I.D.

“Series B Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$3.15 per share.

“Series B Preferred Dividend” has the meaning set forth in Section 9.III.A(c).

“Series B Preferred Shares” means the Series B preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series B Redemption Price” has the meaning set forth in Section 9.I.C(a).

“Series C Preferred Shares” means collectively, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, and the Series C-3 Preferred Shares.

“Series C-1 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$2.383 per share.

“Series C-1 Preferred Dividend” has the meaning set forth in Section 9.III.A(c).

“Series C-1 Preferred Shares” means the Series C-1 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series C-1 Redemption Price” has the meaning set forth in Section 9.I.C(a).

“Series C-2 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$4.496 per share.

“Series C-2 Preferred Dividend” has the meaning set forth in Section 9.III.A(c).

“Series C-2 Preferred Shares” means the Series C-2 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series C-2 Redemption Price” has the meaning set forth in Section 9.I.C(a).

“Series C-3 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$1.349 per share.

“Series C-3 Preferred Shares” means the Series C-3 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series C-3 Redemption Price” has the meaning set forth in Section 9.I.E(a).

“Series D Preferred Shares” means the Series D-1 Preferred Shares and the Series D-2 Preferred Shares.

“Series D-1 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$2.89 per share.

“Series D-1 Preferred Dividend” has the meaning set forth in Section 9.III.A.

“Series D-1 Preferred Shares” means the Series D-1 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series D-1 Redemption Price” has the meaning set forth in Section 9.I.C(b).

“Series D-2 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$1.35 per share.

“Series D-2 Preferred Shares” means the Series D-2 preferred shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series D-2 Redemption Price” has the meaning set forth in Section 9.I.E(b).

“Series E Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$5.1418 per share.

“Series E Preferred Dividend” has the meaning set forth in Section 9.III.A(b).

“Series E Preferred Shares” means the Series E Preferred Shares, par value US$0.01 per share, of the Company, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series E Redemption Price” has the meaning set forth in Section 9.I.B.

“Series F Drag Along Notice” has the meaning set forth in Article 11A(I)(a).

“Series F Preferred Shares” means collectively, the Series F-1 Preferred Shares and the Series F-2 Preferred Shares.

“Series F Sale Proposal” has the meaning set forth in Article 11A(I)(a).

“Series F-1 Closing”, with respect to a relevant Investor, means collectively (as applicable to such Investor), the Series F-1 First Closing and the Series F-1 Second Closing in accordance with the Series F-1 Preferred Share Subscription Agreement and the closing of the Secondary Purchases in accordance with its Secondary Purchase Agreements.

“Series F-1 First Closing”, with respect to a GS Entity or GICSI, means the first closing of its subscription of certain then Series F Preferred Shares in accordance with the Series F-1 Preferred Share Subscription Agreement, and the first closing of its purchase of certain then Series F Preferred Shares in accordance with its Secondary Purchase Agreements, and with respect to GICSI, the closing of its purchase of certain Series E Preferred Shares in accordance with its Secondary Purchase Agreement.

“Series F-1 First Closing Date” means March 28, 2013.

“Series F-1 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$12.8902 per share.

“Series F-1 Preferred Share Subscription Agreement” means the share subscription agreement dated March 26, 2013 between, among others, the Company, GS and GICSI.

“Series F-1 Preferred Shares” means the Series F-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series F-1 Redemption Price” has the meaning set forth in Section 9.I.A.

“Series F-1 Second Closing”, with respect to a GS Entity or GICSI, means the second closing of its subscription of certain Series F-1 Preferred Shares in accordance with the Series F-1 Preferred Share Subscription Agreement.

“Series F-2 Closing Date” means the date on which the closing of BEIDMHK Holding Limited’s purchase of certain Class A Common Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares to be redesignated as Series F-2 Preferred Shares in accordance with the Share Purchase Agreement.

“Series F-2 Original Purchase Price” means, for the purpose of the Memorandum and these Articles, US$14.1792 per share.

“Share Purchase Agreements” means the share purchase agreements dated on or about September 12, 2013 among the Company, Purchaser Parent (as defined therein) and the relevant Sellers (as defined therein), as appropriate.

“Series F-2 Preferred Shares” means the Series F-1 Preferred Shares of the Company, par value US$0.01 per share, the rights and privileges of which are specified in the Memorandum and these Articles and the Shareholders Agreement.

“Series F-2 Redemption Price” has the meaning set forth in Section 9.I.A.

“Shares” means the Common Shares and Preferred Shares.

“ShanghaiMed” means ShanghaiMed, Inc., a company organized and existing under the laws of the British Virgin Islands.

“Shareholder” means any of the holders of Preferred Shares and/or Common Shares.

“Shareholders Agreement” means that certain Shareholders Agreement entered into among the Company, the Common A Holders, the Common B Holder, the Preferred F Holders, and certain other parties thereto on the Series F-2 Closing Date.

“SHVC Successors” means collectively, Max Major Corp., C. Power Enterprise Limited and Ms. Xiaoqi Zhang, which respectively received Common Shares and Preferred Shares held by Shanghai VC (International) Limited prior to April 14, 2011.

“Subsidiary” means, with respect to any specified Person, any other Person Controlled by the specified Person, directly or indirectly, whether through contractual arrangements or through ownership of equity securities, voting power or registered capital.

“Substantial Shareholder” means any Person directly or indirectly holding more than five percent (5%) of the issued and outstanding Shares of the Company (on an as-converted basis).

“Time Intelligent” means Time Intelligent Finance Limited, a company organized and existing under the Laws of the British Virgin Islands.

“Transaction Documents” means the Series F-1 Preferred Share Subscription Agreement, the Secondary Purchase Agreements, the Indemnification Agreements, the Share Purchase Agreements, the Shareholders Agreement and the Memorandum and these Articles.

“Transfer” has the meaning set forth in Article 11(II)(A).

“Transfer Notice” has the meaning set forth in Article 11(II)(A).

“Transferee” has the meaning set forth in Article 11(II)(A).

“Transferor” has the meaning set forth in Article 11(II)(A).

“US$” or “U.S. dollars” means United States dollars, the lawful currency of the United States of America.

“Violating Shareholder” has the meaning set forth in Article 11 (VII)(A).

“WI Harper” means WI Harper INC Fund VI Ltd.

SHARE CERTIFICATES

2.	Every person whose name is entered as a member in the share register being the holder of registered shares, shall, without payment, be entitled to a certificate signed by two directors or two officers or by one director and one officer of the Company or under the common seal of the Company with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof, provided that in respect of a registered share, or shares, held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

3.	If a certificate is worn out or lost it may be renewed on production of the worn-out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such certificate.

3A.	Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the shareholders of the Company shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF SHAREHOLDERS’ AGREEMENT BY AND BETWEEN THE SHAREHOLDERS AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

SHARE CAPITAL AND VARIATION OF RIGHTS

4.	Subject to the provisions of these Articles (including without limitation Articles 55A and 55B) and Section 9.II.B of the Memorandum, the unissued shares and treasury shares of the Company shall be at the disposal of the directors who may without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of them to such persons at such times and upon such terms and conditions as the Company may, by resolution of directors, determine.

4A.	The Company may, subject to the terms of the Act and these Articles, issue bonus Shares.

5.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, and subject to Articles 55A and 55B of these Articles and Section 9.II.B of the Memorandum, any class of shares that the Company is authorized to issue in its capital may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the directors may by resolution from time to time determine.

5A.	Preemptive Right.

I.	The Company hereby grants to each Preferred Shareholder a right to purchase up to a pro rata share of any New Securities the Company may, from time to time, propose to sell and issue. For purposes of this pre-emptive right, a Preferred Shareholder’s “pro rata share” shall equal: (i) the number of Class A Common Shares held by such Preferred Shareholder, assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants, and options immediately prior to the issuance of the New Securities, divided by (ii) the total number of Class A Common Shares (assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants, and options immediately prior to the issuance of the New Securities). Notwithstanding the foregoing, so long as any of the SHVC Successors holds any Preferred Shares, the number of Class A Common Shares convertible by such SHVC Successor immediately prior to the issuance of the New Securities shall be deemed to include, without limitation, an additional number of Class A Common Shares convertible from Series C-1 Preferred Shares equal to its pro rata portion of 188,838 Series C-1 Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) among the SHVC Successors, and the total number of Class A Common Shares (assuming the exercise, conversion or exchange of all Preferred Shares, Class B Common Shares, warrants and options immediately prior to the issuance of the New Securities) that it holds. The Company shall deliver a notice to all Preferred Shareholders setting forth details of the proposed issuance of New Securities. Each Preferred Shareholder may exercise its pre-emptive right under this Article 5A by delivering a notice to the Company within twenty (20) Business Days after the date of the notice from the Company. The Company shall, within five (5) Business Days after the expiry of the foregoing twenty (20) Business Day period, deliver a further notice to all purchasing Preferred Shareholders setting out the number of unpurchased New Securities and the number of New Securities purchased under this Article 5A. Each purchasing Preferred Shareholder shall have a right of re-allotment such that, if any Preferred Shareholder fails to exercise its right hereunder to purchase up to its pro rata share of New Securities, the purchasing Preferred Shareholders may purchase the non-purchasing Preferred Shareholder’s portion on a pro rata basis among the purchasing Preferred Shareholders based on the number of New Securities they all purchasing respectively within ten (10) days from the date of the last notice from the Company.

II.	For the purpose of the Memorandum and these Articles, “New Securities” means, all Common Shares and Common Share Equivalents, whether now authorized or not, issued by the Company after the Series F-2 Closing Date, other than the following issuances:

(i) Securities issued or issuable pursuant to a share split, share dividend, combination, recapitalization or other similar transaction of the Company;

(ii) 1,888,698 Class A Common Shares issued or issuable upon the exercise of outstanding options and warrants as of the Series F-2 Closing Date;

(iii) In addition to the Class A Common Shares referred to in Article 5A(II)(ii) above, Class A Common Shares issued or issuable upon the exercise of stock options granted pursuant to any employee stock ownership plan of the Company as adopted by the Board in accordance with the provisions of these Articles in force at the time of such issuance or grant (if applicable);

(iv) Securities issued or issuable upon the exercise of warrants, notes or other rights to acquire securities of the Company outstanding as at the Series F-2 Closing Date, the issue or grant of which was approved in accordance with the provisions of these Articles in force at the time of such issuance or grant (if applicable);

(v) Class A Common Shares issued or issuable upon the conversion of the Preferred Shares;

(vi) Securities issued or issuable in a Qualified IPO;

(vii) Securities issued or issuable in connection with a bona fide acquisition, consolidation, amalgamation, scheme or arrangement, merger or strategic partnership transaction the terms of which have been approved by the Board with no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, and which is not primarily for equity financing purposes;

(viii) the Preferred Shares in issue as at the Series F-2 Closing Date or the Preferred Shares issued or to be issued under the Share Purchase Agreements; and

(ix) Class A Common Shares issued or issuable in any other transaction in which exemption from the anti-dilution provisions in the Memorandum and these Articles, as currently in effect, is approved by the affirmative vote of at least the Majority Preferred Holders.

6.	[Intentionally omitted]

7.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths (3/4) of the issued shares of that class and of the holders of not less than three-fourths (3/4) of the issued shares of any other class of shares which may be affected by such variation.

8.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	The Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share or fractional share except an absolute right thereto by the registered holder or holders.

TRANSFER OF SHARES

10.	Registered shares in the Company may be transferred by a written instrument signed by the transferor and containing the name and address of the transferee or in such other manner or form and subject to such evidence as the directors shall consider appropriate.

11.	Rights of First Refusal and Co-Sale Rights.

I.	Restriction on Transfer of Shares. Except in compliance with the provisions of this Article 11, none of the Founders or Restricted Shareholders may sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter owned or held by such holder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Common Shares or Preferred Shares not made in conformance with these Articles shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

A.	Restriction on Transfer of Shares by Founders. Notwithstanding any other provisions herein, except in compliance with Article 11(V) and other than the sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares held by any of the Founders which cumulatively and in aggregate amount to no more than two percent (2%) of the total number of equity securities of the Company on a fully-diluted basis, each of the Founders undertakes to each holder of Series F Preferred Shares that from the Series F-1 First Closing Date until the date on which the Qualified IPO is consummated (both dates inclusive), it shall not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter owned or held by it, except with the prior written consent of Majority Preferred F Holders. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Shares not made in conformance with this Article 11(I)(A) shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. The Founders agree that the transfer restrictions in these Articles shall not be capable of being avoided by the holding of Shares indirectly through itself, a company or other entity that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any transfer or other disposal of any shares (or other interest) in itself or such a company or other entity shall be treated as being a transfer of the Shares held by the Founders, and the provisions of these Articles that apply in respect of the transfer of Shares shall thereupon apply in respect of the shares so held. Without limiting the generality of the foregoing, each of the Founders further undertakes that it shall not issue or transfer, either directly or indirectly, any new share, option, warrant, convertible note and the like to any Person from the Series F-1 First Closing Date until the date on which the Qualified IPO is consummated (both dates inclusive), except with the written consent of the Majority Preferred F-1 Holders.

II.	Rights of First Refusal.

A.	Transfer Notice. If at any time a Restricted Shareholder proposes to transfer all or a portion of the Shares held by such Restricted Shareholder (each such Restricted Shareholder, a “Transferor”) to one or more third parties (each, a “Transferee”) pursuant to an understanding with such Transferee(s) (a “Transfer”), the Transferor shall give each of the holders of Preferred Shares (each, a “Preferred Shareholder”) and the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Shares to be transferred (“Offered Shares”), (ii) the identity of the Transferees and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

B.	Option of Preferred Shareholders.

(a) Each Preferred Shareholder shall have an option for a period of thirty (30) days from the receipt of the Transfer Notice by such Preferred Shareholder (or, if Article 11(II)(C) applies, until the fifth (5th) Business Day after such valuation shall have been made pursuant to Article 11(II)(C), if longer) to elect to purchase up to its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(b) Each Preferred Shareholder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the applicable period described in Article 11(II)(B)(a) above as to the number of such Shares which it wishes to purchase (including any re-allotment). For the purposes of this Article 11(II)(B)(b), each Preferred Shareholder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Class A Common Shares into which the Preferred Shares owned by such Preferred Shareholder are convertible on the date of the Transfer Notice shall be the numerator and the total number of Class A Common Shares into which the Preferred Shares held by all Preferred Shareholders are convertible on the date of the Transfer Notice shall be the denominator.

(c) Each Preferred Shareholder which exercises its right of first refusal under Article 11(II)(B)(b) above (an “Exercising Shareholder”) shall have a right of re-allotment such that, if any Preferred Shareholder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the Exercising Shareholder may exercise an additional right to purchase up to its respective pro rata share of such un-purchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days from receipt by such Exercising Shareholder of a further notice, which notice shall be delivered by the Transferor to each Exercising Shareholder and the Company within five (5) days after the expiration of the applicable period described in Article 11(II)(B)(a) above setting forth the number of unpurchased Offered Shares and the number of Offered Shares purchased by all Exercising Shareholders under Article 11(II)(B)(b). For purposes of this Article 11(II)(B)(c), each Exercising Shareholder’s pro rata share of the un-purchased Offered Shares shall be a fraction of the un-purchased Offered Shares, of which the aggregate of the number of Class A Common Shares comprising the Offered Shares and into which the Offered Shares (to the extent they are Preferred Shares or Class B Common Shares) are convertible on the date of the Transfer Notice elected for purchase by such Exercising Shareholder under Article 11(II)(B)(b) shall be the numerator, and the aggregate of the number of Class A Common Shares comprising the Offered Shares and into which the Offered Shares (to the extent they are Preferred Shares or Class B Common Shares) are convertible on the date of the Transfer Notice elected for purchase by all Exercising Shareholders under Article 11(II)(B)(b) shall be the denominator.

(d) To the extent that there are a portion but not all of Offered Shares left with respect to which no Preferred Shareholder has exercised its right of first refusal or right of re-allotment hereunder (the “Remaining Portion”), the Transferor has the right (Subject to Articles 11(III) and (IV) below) to sell to the Transferee(s) the Remaining Portion at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(e) Each Preferred Shareholder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates, provided that such Preferred Shareholder notifies the Transferor of such allocation.

(f) If any Preferred Shareholder gives the Transferor notice that it desires to purchase all or up to all of its pro rata share of the Offered Shares and, as the case may be, its re-allotment shares thereof, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares (which delivery shall be evidenced by delivery to the Company of a duly executed instrument of transfer with respect to the transfer of such Offered Shares to the purchaser thereof and of any certificates representing such Offered Shares) to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after the Preferred Shareholders’ receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the Transferees. On the date of any such closing, the Company shall deliver to each Exercising Shareholder upon request, the updated register of members of the Company (certified by the registered agent of the Company, reflecting the sale and transfer of the Offered Shares sold and transferred to such Exercising Shareholder at such closing), the instrument of transfer with respect to the Offered Shares to be transferred to such Exercising Shareholder duly executed by the Transferor, certificate issued in the name of such Exercising Shareholder (or its partners or Affiliates in accordance with Article 11(II)(B)(e)) representing the Offered Shares to be transferred to such Exercising Shareholder (or its partners or Affiliates in accordance with Article 11(II)(B)(e)).

C.	Valuation of Property.

(a) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Preferred Shareholders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. Each Preferred Shareholder shall have the option to indicate its non-binding interest (subject to satisfaction with the cash valuation of such property) in purchasing up to its respective pro rata share of the Offered Shares by delivering a written notice to the Transferor within five (5) days after receipt of the Transfer Notice (such Preferred Shareholders, the “Interested Preferred Shareholders”).

(b) If the Transferor and the Interested Preferred Holders cannot agree on such cash value within ten (10) days after the Preferred Shareholders’ receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Interested Preferred Shareholders within fifteen (15) days of such appraiser’s appointment (and in any event such valuation shall be made by the appraiser no later than the thirtieth (30th) day after the Preferred Shareholders’ receipt of the Transfer Notice) or, if they cannot agree on an appraiser within twenty (20) days after the Preferred Shareholders’ receipt of the Transfer Notice, each of the Transferor and the Interested Preferred Shareholders (acting collectively) shall select an appraiser of recognized standing and the two appraisers shall designate an independent third appraiser of recognized standing, who shall determine the cash valuation of such property within fifteen (15) days following its appointment (and in any event such valuation shall be made by such independent appraiser no later than the fortieth (40th) day after the Preferred Shareholders’ receipt of the Transfer Notice), and whose appraisal shall be determinative of such value.

(c) The cost of such appraisal shall be shared equally by the Transferor (on the one hand) and Interested Preferred Shareholders (on the other hand), with the half of the total cost borne by the Interested Preferred Shareholders to be borne pro rata by each based on the number of Shares such Interested Preferred Shareholders have indicated their non-binding interest in purchasing pursuant to Article 11(II)(C)(a).

III.	Right of Co-Sale

A.	In the event the Transferor proposes to transfer all or a portion of the Common Shares or Preferred Shares held by such Restricted Shareholder to one or more Transferees pursuant to an understanding with such Transferee(s), to the extent the Preferred Shareholders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Article 11(II), each Preferred Shareholder (other than such Transferor or its Affiliates) which notifies the Transferor in writing within thirty (30) days after receipt of the Transfer Notice referred to in Article 11(II)(A) (or, if Article 11(II)(C) applies, by the fifth (5th) Business Day after such valuation shall have been made pursuant to Article 11(II)(C), if later) (a “Selling Holder”), shall have the right to participate in such sale on the same terms and conditions as specified in the Transfer Notice.

(a) Such Selling Holder’s notice to the Transferor shall indicate the number of Preferred Shares the Selling Holder wishes to sell under its right to participate.

(b) To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Common Shares that the Transferor may sell in the Transfer shall be correspondingly reduced.

B.	Each Selling Holder may elect to sell up to such number of Preferred Shares equal to the product of (i) the aggregate number of Common Shares and Preferred Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Class A Common Shares into which the Preferred Shares owned by the Selling Holder are convertible on the date of the Transfer Notice and the denominator of which is the sum of (1) the number of Class A Common Shares into which the Preferred Shares owned by all Selling Holders are convertible on the date of the Transfer Notice, (2) the total number of Class A Common Shares owned by the Transferor on the date of the Transfer Notice, and (3) the number of Class A Common Shares into which the Class B Common Shares and Preferred Shares owned by the Transferor are convertible on the date of the Transfer Notice.

C.	Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Preferred Shares which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of Preferred Shares in lieu of Common Shares, such Selling Holder shall convert such Preferred Shares into Common Shares and deliver certificates corresponding to such Common Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

D.	The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Article 11(III)(C) shall be transferred to the prospective purchaser in consummation of such sale pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. The Company shall take such steps as are necessary in order to update the share register of the Company to reflect the foregoing, which updated share register shall be certified by the registered agent of the Company and provided to any shareholder upon written request.

E.	To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Common Shares or Preferred Shares unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

IV.	Non-Exercise of Rights.

A.	To the extent that the Preferred Shareholder have not exercised their rights to purchase the Offered Shares within the time periods specified in Article 11(II) and they have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Article 11(III), the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares to the Transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice.

B.	The Transferee shall acquire the Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Article 11. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days from the expiration of such rights, the Preferred Shareholders’ rights of first refusal and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Article 11.

C.	The exercise or non-exercise of the rights of the Preferred Shareholders under this Article 11 to purchase Common Shares from a Transferor or participate in the sale of Common Shares by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Common Shares or subsequently participate in sales of Common Shares by Transferor hereunder.

V.	Limitations to Rights of First Refusal and Co-Sale.

A.	Notwithstanding the provisions of this Article 11(I), (II), (III), or (IV), any of the Founders or Restricted Shareholders may sell or otherwise assign, with or without consideration, Common Shares or Preferred Shares to any Person in respect to which reasonable documentation is provided to the Company to evidence that such Person is (i) the spouse or an Immediate Family Member; (ii) a custodian, trustee, executor, or other fiduciary for the account of such Founder’s or Restricted Shareholder’s spouse or an Immediate Family Member, or (iii) a trust for such Founder’s or Restricted Shareholder’s own self, or a charitable remainder trust, provided that each such transferee or assign, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to other Shareholders of the Company, assuming the obligations of such Founder’s or Restricted Shareholder’s obligations under the Memorandum and these Articles with respect to the transferred securities.

B.	Any transfer between (x) ShanghaiMed and Time Intelligent, (y) WI Harper and any of its Affiliates, and (z) NewQuest and any of its Affiliates, shall not be subject to the right of first refusal and right of co-sale provided herein.

C.	Any transfer of Preferred Shares held by Top Fortune Win Ltd. or Star Rising Ltd., each being a Restricted Shareholder, shall not be subject to the provisions of Article 11(III).

D.	In the event that Ligang Zhang’s employment by the Company is terminated without Cause, any transfer of the Preferred Shares held by Ligang Zhang through Time Intelligent and/or ShanghaiMed shall not be subject to the provisions of Article 11.

E.	Notwithstanding any provisions of this Article 11 to the contrary, Articles 11\(I), (II), (III) or (IV) shall not apply to any sale or transfer of Shares held by any of the Founders or Restricted Shareholders made pursuant to a Series F Sale Proposal or a Sale Proposal.

VI.	Restriction on the Restricted Shareholders.

Notwithstanding any provision of this Article 11, all Common Shares held by the Restricted Shareholders shall be subject to the restriction that no sale or transfer in respect thereof (including (x) any form of options, derivatives or arrangements relating to such shares) and (y) any indirect sale or transfer through the sale or transfer, directly or indirectly, of any of the equity securities of such Restricted Shareholders) may be made during the one hundred eighty (180) day period commencing from the date of consummation of the Company’s IPO.

VII.	Prohibited Transfers.

A.	In the event any Restricted Shareholders (a “Violating Shareholder”) should sell any Common Shares or Preferred Shares in contravention of the co-sale rights of the Preferred Shareholders under Article 11(III) (a “Prohibited Transfer”), the Preferred Shareholders, in addition to such other remedies as may be available at Law, in equity or hereunder, shall have the put option provided below, and such Violating Shareholder shall be bound by the applicable provisions of such option.

B.	In the event of a Prohibited Transfer, each Preferred Shareholder shall have the right to sell to the Violating Shareholder a number of Common Shares (or Preferred Shares convertible into such number of Common Shares) equal to the number of Common Shares (or Preferred Shares, as the case may be) such Preferred Shareholder would have been entitled to transfer to the Transferee(s) under Article 11(III) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a) The price per share at which the shares are to be sold to the Violating Shareholder shall be equal to the price per share paid by the Transferee(s) to the Violating Shareholder in the Prohibited Transfer. The Violating Shareholder shall also reimburse each Preferred Shareholder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Preferred Shareholder’s rights under Article 11.

(b) Within ninety (90) days after the earlier of the dates on which each Preferred Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, such Preferred Shareholder shall, if exercising the option created hereby, deliver to the Violating Shareholder the certificate or certificates representing shares to be sold under this Article 11(VII) by such Preferred Shareholder, each certificate to be properly endorsed for transfer. The Company shall take such steps as are necessary in order to update the share register of the Company to reflect the foregoing, which updated share register shall be certified by the registered agent of the Company and provided to any party hereto upon written request.

(c) The Violating Shareholder shall, against receipt of the certificate or certificates for the shares and the updated certified share register to be sold by a Preferred Shareholder, pursuant to this Article 11(VII), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Article 11(VII)(B)(a), in cash or by other means acceptable to the Preferred Shareholder.

C.	Notwithstanding the foregoing, any attempt by any Restricted Shareholder to transfer Common Shares or Preferred Shares in violation of this Article 11 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder(s) of such shares without the written consent of the Majority Preferred Holders.

VIII.	Termination of Right of First Refusal and Right of Co-sale.

Subject to other provisions of this Article 11, the rights of first refusal and rights of co-sale granted under Article 11 shall expire upon the closing of a Qualified IPO.

11A.	Drag-Along Rights.

I.	Preferred F Holders’ Drag Along.

(a) If the Company fails to pay all the Series F-1 Redemption Price or the Series F-2 Redemption Price in accordance with the Memorandum and these Articles by the date falling nine (9) months after the date of delivery to the Company of a Redemption Notice given by the Majority Preferred F Holders, the Majority Preferred F Holders have the right, upon issuance of a notice in writing to each of the other Shareholders (a “Series F Drag Along Notice”), to require each of the other Shareholders to, and upon receipt of such Series F Drag Along Notice each of the other Shareholders shall, (if the Series F Drag Along Notice specifies the sale of equity securities in the Company held by such Shareholders) sell or transfer all of such equity securities held by such Shareholder to the third party (not being an Affiliate of any of the Preferred F Holders comprising the Majority Preferred F Holders issuing the Series F Drag Along Notice) specified in the Series F Drag Along Notice on terms determined by the Majority Preferred F Holders or (if the Series F Drag Along Notice specifies the sale of assets or a member of the Company Group or a merger or consolidation) vote and procure the Company or any other member of the Company Group or their respective directors to vote in favour of the proposal specified in the Series F Drag Along Notice on terms determined by the Majority Preferred F Holders (each, a “Series F Sale Proposal”) and otherwise take all actions necessary or reasonably required by the Majority Preferred F Holders to cause the Series F Sale Proposal to be consummated in accordance with the Series F Drag Along Notice; including but not limited to converting all Preferred Shares held by such Shareholder into Class A Common Shares prior to the sale of such shares in connection with such Series F Sale Proposal, and (if the Series F Drag Along Notice specifies the sale of assets or equity interests in any member of the Company Group other than the Company) to procure the relevant members of the Company Group to declare and pay dividends and other distributions, repay shareholder loans or effect a redemption of shares, share repurchase, capital reduction or liquidation or take any other action to procure that the sale proceeds (and if the Series F Sale Proposal is for a sale of assets or of a member of the Company Group other than the Company or a merger or consolidation, the sale proceeds net of taxes arising on such sale and reasonable expenses incurred by the Company Group) and shall be distributed to the Shareholders in accordance with Article 11A(I)(b); provided, however, the Majority Preferred F Holders shall be entitled to issue a Series F Drag Along Notice only if the proposed transaction set out in the Series F Sale Proposal shall have a valuation of no less than US$185,000,000.

(b) The proceeds (or net proceeds, if applicable) of any sale made pursuant to Article 11A(I)(a) shall be distributed as follows:

(i) first, to the Preferred F Holders to be distributed pro rata to their respective holdings (on an as-converted basis) of Series F Preferred Shares, up to an amount, for each Series F Preferred Share held, equal to the Series F-1 Original Purchase Price or the Series F-2 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series F Drag Price”);

(ii) secondly, after the Series F Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred E Holders pro rata to their respective holdings of Series E Preferred Shares, up to an amount, for each Series E Preferred Share held, equal to the Series E Original Purchase Price plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series E Drag Price”);

(iii) thirdly, after the Series E Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred B Holders, Preferred C-1 Holders, Preferred C-2 Holders and Preferred D-1 Holders, pro rata to their respective holdings (on an as-converted basis) of Series B Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series D-1 Preferred Shares up to an amount, for each such Preferred Share held, equal to the Series B Original Purchase Price, Series C-1 Original Purchase Price, Series C-2 Original Purchase Price or Series D-1 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series B Drag Price”, “Series C-1 Drag Price”, “Series C-2 Drag Price”, “Series D-1 Drag Price”, as applicable);

(iv) fourthly, after the Series B Drag Price, Series C-1 Drag Price, Series C-2 Drag Price and Series D-1 Drag Price have been paid in full, any remaining proceeds shall be distributed to the Preferred A Holders pro rata to their respective holdings of Series A Preferred Shares, up to an amount, for each Series A Preferred Share held, equal to the Series A Original Purchase Price plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series A Drag Price”);

(v) fifthly, after the Series A Drag Price has been paid in full, any remaining proceeds shall be distributed to the Preferred C-3 Holders and Preferred D-2 Holders, pro rata to their respective holdings (on an as-converted basis) of Series C-3 Preferred Shares and Series D-2 Preferred Shares, up to an amount, for each such Preferred Share held, equal to the Series C-3 Original Purchase Price or Series D-2 Original Purchase Price (as applicable) plus any declared but unpaid dividends (as adjusted for stock dividends, stock splits, consolidation and the like) (“Series C-3 Drag Price”, “Series D-2 Drag Price”, as applicable);

(vi) sixthly, to the extent there are any proceeds left after the Series C-3 Drag Price and Series D-2 Drag Price have been paid in full, such remaining proceeds shall be distributed to all Shareholders pro rata to their respective holdings of Shares on an as-converted basis.

II.	Drag Along.

If (i) the Majority Preferred Holders approve a bona-fide, arms-length proposal from a third party that is not an Affiliate of any of the Preferred Shareholders for a Company Sale (a “Sale Proposal”), (ii) such Sale Proposal has been approved by the Board with the consent required by Article 55A(f)(ii), and (iii) the Majority Preferred Holders give a notice in writing to each of the other Shareholders (a “Drag Along Notice”) requiring him to do so, each of the other Shareholders shall (if the Company Sale involves the sale of equity securities held by such Shareholders) sell or transfer all of such equity securities held by such Shareholder to a third party specified in the Drag Along Notice in accordance with the Drag Along Notice or (if the Company Sale involves the sale of assets or a merger or consolidation) vote and procure the Company or any other member of the Company Group or their respective directors to vote in favor of the Sale Proposal and otherwise take all necessary actions to cause the Company Sale to be consummated in accordance with the Drag Along Notice, and (if the Company Sale involves the sale of assets or equity interests in any member of the Company Group other than the Company) to procure the relevant members of the Company Group to declare and pay dividends and other distributions, repay shareholder loans or effect a redemption of shares, share repurchase, capital reduction or liquidation or take any other action to procure that the sale proceeds (and if the Sale Proposal is for a sale of assets or of a member of the Company Group other than the Company or a merger or consolidation, the sale proceeds net of taxes arising on such sale and reasonable expenses incurred by the Company Group) shall be distributed to the Shareholders in accordance with the Drag Along Notice; including but not limited to converting all Preferred Shares held by such Shareholder into Class A Common Shares prior to the sale of such shares in connection with such Company Sale; provided, however, the Preferred Shareholders shall be entitled to issue a Drag Along Notice only if the Company Sale shall have a valuation of no less than US$100,000,000.

III.	Common Shareholders’ Option.

Notwithstanding the foregoing, in lieu of participating in or voting in favor of (as the case may be) the Company Sale, the Common Shareholders shall have the option to purchase all of the Preferred Shares held by the Preferred Shareholders for cash at a price per share equal to that specified in the Drag Along Notice and otherwise in accordance with the terms of the Drag Along Notice.

TRANSMISSION OF SHARES

12.	The personal representative, guardian or trustee as the case may be of a deceased, incompetent or bankrupt sole holder of a registered share shall be the only persons recognized by the Company as having any title to the share. In the case of a share registered in the names of two or more holders, the survivor or survivors, and the personal representative, guardian or trustee as the case may be of the deceased, incompetent or bankrupt, shall be the only persons recognized by the Company as having any title to the share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the following two Articles.

13.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member for all purposes shall be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

14.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as a transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

ACQUISITION OF OWN SHARES

15.	Subject to the provisions of the Act in this regard, Articles 55A to 55B, and the prior written consent of the Shareholders whose shares are to be purchased, redeemed or otherwise acquired, the directors may, on behalf of the Company, purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as they consider fit, and either cancel or hold such shares as treasury shares. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.

FORFEITURE OF SHARES

16.	Subject to the provision of the Act in this regard, the directors may, on behalf of the Company, at any time before tender of payment, by resolution of the directors, forfeit and cancel the shares for which payment is not made pursuant to a promissory note or other written binding obligation for payment of a debt provided that written notice specifying a date for payment to be made is served on the member who defaults in making payment pursuant to the promissory note or other binding obligation to pay a debt, naming a further date not earlier than 14 days from the date of service of the notice, on or before which the payment required by the notice is to be made, and containing a statement that in the event of non-payment at or before the time named in the notice, the shares, or any of them, in respect of which the payment is not made will be liable to forfeiture, and the requirements of the notice are not complied with.

ALTERATION IN CAPITAL

17.	Subject to Section 9.II.B of the Memorandum and Article 7 and 55A(b) of these Articles and the terms of any resolution to amend the Memorandum of Association passed by the requisite majority of the members or directors of the Company for the purpose of increasing the authorized capital of the Company, such increased capital may be divided into shares or classes of shares of such respective amounts, and with such rights or privileges (if any) as the requisite majority of the members or directors think expedient.

18.	Any capital raised by the creation of new shares shall be considered as part of the original capital, and shall be subject to the same provisions as if it had been part of the original capital.

19.	Subject to Section 9.II.B of the Memorandum and Article 7 and 55A(b) of these Articles, the members or directors may by resolution amend the Memorandum of Association as follows:

(a) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its authorized share capital by the amount of the shares so cancelled;

(c) sub-divide its shares or any of them into shares of smaller amount than is fixed by the Memorandum of Association and so that subject to the provisions of Article 7 the resolution whereby any share is sub-divided may determine that as between the holders of the different classes of shares, if any, resulting from such sub-division, one or more of the classes of shares may have such preferred or/other special rights over, or may have such qualified or deferred rights or be subject to any such restrictions as compared with, the other class or classes of shares as the Company has power to attach to unissued or new shares;

(d) subject to any determinations required by law, reduce its authorized and issued share capital.

20.	Where any difficulty arises in regard to any consolidation and division under the previous Article, the members or directors may settle the same as they think expedient.

MEETINGS OF MEMBERS

21.	The directors may convene meetings of the members of the Company at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members holding more than thirty percent (30%) of the votes of the outstanding voting shares in the Company.

22.	Seven (7) Business Days’ notice at the least specifying the place, the day and the hour of the meeting of members and general nature of the business to be conducted shall be given in a manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

22A.	Three (3) Business Days’ notice at the least specifying the place, the day and the hour of the meeting of members and general nature of the business to be conducted shall be given in a manner hereinafter mentioned to the members of the Board as at the date the notice is given.

23.	A meeting of the members shall be deemed to have been validly held, notwithstanding that it is held in contravention of the requirement to give notice in Article 22, if notice of the meeting has been given to the members of the Board in accordance with Article 22A and if notice to the members of the meeting pursuant to Article 22 is waived by at least eighty percent (80%) of the votes of the members at the meeting; and for this purpose, the presence of a member at the meeting shall be deemed to constitute waiver on his part.

24.	[Intentionally Omitted].

PROCEEDINGS AT MEETINGS OF MEMBERS

25.	No business shall be transacted at any meeting unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy of not less than one-third (1/3) of the shares of each class or series of shares entitled to vote as a class or series thereon. Notwithstanding the foregoing, if a quorum cannot be obtained with respect to a particular class or series of shares after notice of the shareholders meetings has been sent by the Company in accordance with Article 22, then, subject to the provisions of the Act, at the next meeting duly call in accordance with Article 22 with respect to the general nature of the business to be conducted set forth in such notice, a quorum shall require the holder or holders present in person or by proxy of not less than forty percent (40%) of the outstanding Shares of the Company (on an as-converted basis) be present at the meeting.

26.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

27.	At every meeting the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of votes present at the meeting shall preside as Chairman failing which the oldest individual person shall take the chair.

28.	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

29.	At any meeting a resolution put to the vote of the meeting shall be decided by a poll of all the members having the right to vote at the meeting.

30.	[Intentionally Omitted].

31.	In the case of an equality of votes, the Chairman of the meeting shall not be entitled to a second or casting vote.

VOTES OF MEMBERS

32.	Unless otherwise expressly provided herein, in respect of matters requiring Shareholders’ vote, each of the Class A Common Shares is entitled to one vote, each of the Class B Common Shares is entitled to three (3) votes and each of the Preferred Shares shall be entitled to such number of votes equal to the number of Class A Common Shares into which each Preferred Shares is convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited (rounded up to the next whole number).

32A.	Subject to any other provisions contained herein (including without limitation Article 32), at any meeting of members every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder.

33.	A resolution of which prior written notice has been given to all members for the time being entitled to vote and which has been consented to in writing by members holding eighty percent (80%) of the votes (attached to the Shares held by such members) in the form of one or more documents in writing or by telex, telegram, cable or other written electronic communication shall forthwith become effectual as a resolution of the members.

34.	If a committee be appointed for any member who is of unsound mind he may vote by his committee.

35.	If two or more persons are jointly entitled to a registered share or shares:

(a) each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b) if only one of them is present in person or by proxy, he may vote on behalf of all of them; and

(c) if two or more are present in person or by proxy, they must vote as one.

36.	Votes may be given either personally or by proxy.

37.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

38.	An instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

39.	The instrument appointing a proxy shall be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity other than one or more individuals holding as joint owners in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorized by such corporation or legal entity to execute the same. The Chairman of any meeting at which a vote is cast by proxy so authorized may call for a notarially certified copy of such authority which shall be produced within 7 days of being so requested or the vote or votes cast by such proxy shall be disregarded.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

40.	Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the members or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

41.	Subject to any subsequent amendment to change the number of directors, the number of the directors shall not be less than one (1) nor more than nine (9).

42.	The first directors shall be elected by the subscriber(s) to the Memorandum. Thereafter, the directors shall be elected by the members for such term as the members may determine.

42A.	The Board shall consist of nine (9) members, which can cast nine (9) votes in total.

(a) The holder(s) representing a majority of the then outstanding Class B Common Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace two (2) of the members on the Board (the “Class B Directors”).

(b) The holder(s) representing a majority of the then outstanding Series D-1 Preferred Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace two (2) of the members on the Board (the “Preferred D-1 Directors”).

(c) The holders representing a majority of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting together as a single class on an as-converted basis, shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members on the Board (the “Preferred A/B/C Director”).

(d) The holder(s) representing a majority of the then outstanding Series E Preferred Shares, voting together as a single class on an as-converted to Class A Common Share basis, shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members on the Board (the “Preferred E Director”).

(e) For so as long as GS and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F-1 Preferred Shares (on an as-converted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GS and its Affiliates at Closing, GS shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Board (the “GS Director”).

(f) For so long as GICSI and its Affiliates in aggregate continue to hold at least seventy percent (70%) of the Series F Preferred Shares (on an as-converted basis and as adjusted for stock splits, stock dividends, consolidation and the like) acquired by GICSI at Closing, GICSI shall have the right (but not the obligation) to elect, remove from office and replace one (1) of the members of the Board (the “GICSI Director”).

(g) The Majority Preferred F-1 Holders shall have the right (but not the obligation) to jointly nominate one (1) of the members on the Board as an independent non-executive director of the Company (the “Preferred F-1 INED”), provided that the appointment of the Preferred F-1 INED shall be subject to the approval (which shall not be unreasonably withheld) of the Board with no less than five (5) affirmative votes of the Board and upon their good faith determination that such Preferred F-1 INED is independent of the Company Group, Founders, Key Employees and Substantial Shareholders. Such Preferred F-1 INED shall not: (i) hold more than one percent (1%) of the issued and outstanding Shares of the Company (on an as-converted basis); (ii) have any material interest in any principal business activity of or involved with any material business dealings with any member of the Company Group; (iii) be a director, partner or principal of a professional adviser currently providing, or within the one (1) year immediately preceding the date of his proposed appointment provided, services to any member of the Company Group or a Substantial Shareholder; (iv) intend to be on the Board specifically to protect the interests of an entity whose interests are not the same as those of the Shareholders as a whole; (v) be or have been Affiliated with another member of the Board, the CEO, any Key Employee or Substantial Shareholder within the two (2) years immediately preceding the date of his proposed appointment; or (vi) be financially dependent on any member of the Company Group or any of the Founders, Key Employee or Substantial Shareholders.

43.	A Shareholder’s right to appoint a director as set forth in Article 42A or to appoint an observer under the Shareholders Agreement, shall terminate and be of no further force or effect in the event that such Shareholder either on their own account or in conjunction with or on behalf of any person, firm or company, carries on or is engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner, agent consultant or otherwise, any business which competes in the PRC with any member of the Company Group with respect to the Company’s then existing business which as at the Series F-1 First Closing Date includes, without limitation, health examination, outpatient, dental and healthcare management services; provided however:

(a) the right of GS to appoint the GS Director (on the Board and OpCo Board) pursuant to Article 42A and the Shareholders’ Agreement shall not be terminated pursuant to this Article 43 for so long as (A) any Person(s) appointed by it as the GS Director (whether on the Board or OpCo Board) does not act, or is not appointed or engaged to act, as a director or observer on the board of directors of any of Ciming Health Checkup Group , Meinian Onehealth Healthcare (Group) Co., Ltd. or any of their respective Affiliates or Subsidiaries (collectively, the “Competitors”); and (B) no Person Controlled by the Merchant Banking Division of Goldman Sachs (Asia) L.L.C. shall have the right to nominate, appoint, elect, remove from office or replace any director or observer to the board of directors or any committee of any of the Competitors

(b) the right of GICSI to appoint the GICSI Director (on the Board and OpCo Board) pursuant to Article 42A and the Shareholders’ Agreement shall not be terminated pursuant to this Article 43 for so long as (A) any Person(s) appointed by it as the GICSI Director (whether on the Board or OpCo Board), does not act, or is not appointed or engaged to act, as a director or observer on the board of directors of any of the Competitors; and (B) no Person Controlled by GIC Special Investments (the private equity investment group of the Government of Singapore Investment Corporation) shall have the right to nominate, appoint, elect, remove from office or replace any director or observer to the board of directors or any committee of any of the Competitors.

43A.	Each director holds office until his successor takes office or until his earlier death, resignation or removal.

44.	A vacancy arising in the Board may be filled either by the members or by the remaining directors.

45.	A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the members and at any separate meeting of the holders of any class of shares in the Company.

46.	A director by writing under his hand deposited at the registered office of the Company may from time to time appoint another director or any other person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. If undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with Article 71 his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, and shall consist of such portion of the last-mentioned remuneration as shall be agreed between such alternate and the director appointing him. A director by writing under his hand deposited at the registered office of the Company may at any time revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.

47.	The directors may, by resolution, fix the emoluments of directors in respect of services rendered or to be rendered in any capacity to the Company. The directors may also be paid such traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meeting of the members, or in connection with the business of the Company as shall be approved by resolution of the directors.

47A.	Subject to the policies that may be approved from time to time by the Board, the Company shall bear reasonable and documented travel expenses and other expenses for the members of the Board and the Observers traveling to the location of the Board meetings and committee meetings.

48.	Any director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a director, may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as shall be approved by resolution of the directors.

49.	The Company may pay to a director who at the request of the Company holds any office (including a directorship) in, or renders services to any company in which the Company may be interested, such remuneration (whether by way of salary, commission, participation in profits or otherwise) in respect of such office or services as shall be approved by resolution of the directors.

50.	The office of a director shall be vacated if the director:

(a) is removed from office by a resolution of members or by a resolution of directors, or

(b) becomes bankrupt or makes any arrangement or composition with his creditors generally, or

(c) becomes of unsound mind, or of such infirm health as to be incapable of managing his affairs, or

(d) resigns his office by notice in writing to the Company.

51.	(a) A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company (except that of auditor) on such terms as to remuneration and otherwise as the directors shall arrange.

(b) A director may be or become a director or other officer of, or otherwise interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise, and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. Subject to Article 55A, the directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favor of any resolutions appointing them, or any of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favor of the exercise of such voting rights in manner aforesaid, notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in manner aforesaid.

(c) No director shall be disqualified by his office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement, by reason of such director holding that office or of the fiduciary relationship thereby established. The nature of a director’s interest must be declared by him at the meeting of the directors at which the question of entering into the contract or arrangement is first taken into consideration, and if the director was not at the date of that meeting interested in the proposed contract or arrangement, or shall become interested in a contract or arrangement after it is made, he shall forthwith after becoming so interested advise the Company in writing of the fact and nature of his interest. A general notice to the directors by a director that he is a member of a specified firm or company, and is to be regarded as interested in any contract or transaction which may, after the date of notice, be made with such firm or company shall (if such director shall give the same at a meeting of the directors, or shall take reasonable steps to secure that the same is brought up and read at the next meeting of directors after it is given) be a sufficient declaration of interest in relation to such contract or transaction with such firm or company. A director may be counted as one of a quorum upon a motion in respect of any contract or arrangement which he shall make with the Company, or in which he is so interested as aforesaid, and may vote upon such motion.

OFFICERS

52.	Subject to Article 55A, the directors of the Company may, by a resolution of directors, appoint officers of the Company at such times as shall be considered necessary or expedient, and such officers may consist of a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, Senior Vice-Presidents and a Board Secretary and such other officers as may from time to time be deemed desirable. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed by the directors thereafter, but in the absence of any specific allocation of duties it shall be the responsibility of the Chief Executive Officer to manage the day to day affairs of the Company, the Chief Financial Officer to be responsible for the financial affairs of the Company, the Chief Operating Officer to be responsible for reviewing ongoing operations, and developing new operations, the Senior Vice-Presidents be responsible for various functions of the Company including information technology, human resources, marketing and healthcare management, and the Board Secretary to maintain the registers, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law.

53.	Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors whether or not a successor is appointed.

54.	Any officer who is a body corporate may appoint any person its duly authorized representative for the purpose of representing it and of transacting any of the business of the officers.

POWERS OF DIRECTORS

55.	The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company as are not by the Act or by these Articles required to be exercised by the members subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by resolution of the members; but no requirement made by resolution of the members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

55A.	Special Board Actions

(a) Subject to the remaining provisions of this Article 55A and Article 55B, any action by the board of directors of any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(b) The following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of the GS Director and the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i) any new issuance or series of issuances (over a twelve (12) month period) of any equity securities or options or warrants to purchase equity securities of (1) the Company where such issued equity securities or options or warrants (a) are issued at a valuation of the Company of less than an amount equal to US$555 million compounded annually at twelve percent (12%) from the Series F-1 First Closing Date, (b) in aggregate represent, or are convertible or exercisable into Shares representing, greater than five percent (5%) of the issued and outstanding share capital of the Company (on an as-converted basis) as calculated immediately prior to such issuance or series of issuances, or (c) have rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with the Series F Preferred Shares, or (2) any other member of the Company Group, but excluding (i) any issuance of Series F-1 Preferred Shares under the Series F-1 Preferred Share Subscription Agreement, (ii) any issuance of Class A Common Shares upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares or Class B Common Shares, (iii) any issuance of Class A Common Shares under any employee stock ownership plan of the Company, or (iv) issuance of Class A Common Shares upon exercise of any existing and properly authorized and reserved options or warrants, or (v) the redesignation of Class A Common Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares into Series F-2 Preferred Shares under the Share Purchase Agreements, as the case may be;

(ii) any transaction or series of transactions between any member of the Company Group and any Shareholder, director, officer or employee of any member of the Company Group, or any Immediate Family Member or Affiliate of any of the foregoing (except inter-company transactions among the members of the Company Group and any loans, guarantees or indemnities by any member of the Company Group to any director, officer or employee, or to any relative of any of the foregoing of any member of the Company Group);

(iii) any change in the name of any member of the Company Group (other than the Bayley & Jackson Entities) resulting in a name without “iKang” in its English name or in its Chinese name, or of any Bayley & Jackson Entity resulting in a name without “Bayley & Jackson” in its English name or in its Chinese name, any material change in the primary business of any member of the Company Group, or the termination of any material existing business of any member of the Company Group;

(iv) change materially the accounting methods or policies of any member of the Company Group or the Company Group as a whole or the appointment or revocation of appointment of the Auditor;

(v) license or transfer any material patents, copyrights, trademarks or other intellectual property of any member of the Company Group other than in the ordinary course of its business;

(vi) establishment of any direct or indirect subsidiary of any member of the Company Group other than as set out in the annual budget and business plan approved in accordance with Article 55A(c)(ii);

(vii) purchase by any member of the Company Group of any real estate (other than office space or warehouse space) or any vehicle with a value that would exceed US$80,000;

(viii) provision by any member of the Company Group of direct or indirect guarantee for any indebtedness of a Person that is not a member of the Company Group;

(ix) commencement or settlement of any litigation, arbitration or other proceedings involving any member of the Company Group in excess of US$1,000,000;

(x) any loans, guarantees or indemnities that, when aggregated with other outstanding loans, guarantees or indemnities and determined on an annual basis, exceed RMB3,000,000, and on a total outstanding basis, exceed RMB5,000,000, by any member of the Company Group to any of its directors, officers or employees, or to any relative of any of the foregoing; and

(xi) redeem or repurchase any equity security of the Company or any other member of the Company Group (other than the redemption or repurchase of any (i) Series F Preferred Shares, (ii) Series E Preferred Shares in accordance with the Memorandum and Articles upon the delivery by the Majority Preferred E Holders of a Post F Redemption Notice, or (iii) equity securities of the Company from employees upon termination of their employment).

(c) The following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative vote of any of the Preferred E Director, the GS Director or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i) the purchase by any member of the Company Group of any securities of any other company (not being a member of the Company Group), the purchase or other acquisition of another enterprise or all (or substantially all) of the business and/or assets of another enterprise, or entry into a joint venture by the Company or any other member of the Company Group, where the purchase price or consideration paid by such member of the Company Group exceeds US$5,000,000, but excluding any purchase or acquisition by any member of the Company Group of any shell company (with a purchase price below RMB3,000,000) for the purpose of acquiring governmental licences or permits;

(ii) approval of the annual budget and business plan (which shall include, without limitation, the establishment of any Subsidiaries of any member(s) of the Company Group, and the establishment, liquidation, dissolution, winding up, recapitalization, reorganization, or other event involving a change of control of any member of the Company Group (other than in relation to a Series F Sale Proposal or Sale Proposal)) of the Company Group, and any material changes to any then current business plan or annual budget (including without limitation any expenditure which would cause the aggregate expenditure of the Company Group to exceed the approved total expenditure in such business plan or annual budget approved in accordance with this Article 55A(c)(ii) by five percent (5%)); and

(iii) any material investment, capital expenditure or other capital commitment that is not included in the then effective budget of the Company Group approved by the Board under Article 55A(c)(ii) and with a purchase price in excess of ten percent (10%) of the total amount budgeted for capital expenditures in such then effective budget.

(d) The hiring or dismissal of the Chief Operating Officer or Chief Financial Officer of the Company Group, or any senior vice president of the Company Group with significant influence over, or who participates in, major policymaking decisions of the Company Group, and any increase in the remuneration package by more than fifteen percent (15%) over a twelve (12) month period of such officers of the Company (including without limitation the CEO) or any member of the Company Group whose remuneration exceeds US$300,000 per year, shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of (i) the Class B Directors, and (ii) any of the Preferred E Director, the GS Director, or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(e) The hiring or dismissal of the Chief Executive Officer (“CEO”) of the Company Group shall require no less than six (6) affirmative votes of the Board members, including the affirmative votes of any of the Preferred E Director, the GS Director, or the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held.

(f) The following actions by any member of the Company Group shall require no less than five (5) affirmative votes of the Board members, including the affirmative votes of the Preferred E Director, the GS Director and the GICSI Director, notwithstanding the number of members of the Board present at any meeting at which a vote is held:

(i) other than in the ordinary course of business, any transaction that results in a pledge, creation of a security interest, lien or other encumbrances over any material assets of any member of the Company Group;

(ii) other than a Series F Sale Proposal, the liquidation, dissolution, winding up, recapitalization, reorganization, or any other event involving a change of control of, the Company or any Company Group Holdco, or, other than in accordance with the annual budget and business plan of the Company Group approved in accordance with Article 55A(c)(ii), the liquidation, dissolution, winding up, recapitalization, reorganization, or any other event involving a change of control of, any member of the Company Group (other than a Company Group Holdco); and

(iii) incurrence of indebtedness or loans by any member of the Company Group in excess RMB10,000,000 (except inter-company transactions among the members of the Company Group).

(g) Any increase of the authorized number of directors of the Company will require the unanimous approval of all of the members of the Board.

55B.	Reserved Matters (Series F)

The Company and the members of the Company Group shall not enter into, permit or facilitate the following actions by any member of the Company Group, without the prior written consent from the Majority Preferred F Holders:

(a) amendment to the Company’s or any other Company Group Holdco’s memorandum and articles of association, or material amendment to any other member of the Company Group’s memorandum and articles of association, and/or any other organizational documents;

(b) restructuring, reclassification or any other modification of the terms of any class or series of shares or other securities of the Company;

(c) declare or pay any dividend or distribution of the Company or any other member of the Company Group (other than any dividends required to be declared or paid by a member of the Company Group pursuant to applicable PRC Laws);

(d) redeem or repurchase any equity security of the Company or any other member of the Company Group (other than the redemption or repurchase of any (i) Series F Preferred Shares, (ii) Series E Preferred Shares in accordance with the Memorandum and Articles upon the delivery by the Majority Preferred E Holders of a Post F Redemption Notice, or (iii) equity securities of the Company from employees upon termination of their employment);

(e) sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company Group’s assets which are in excess of RMB10 million in the aggregate over any twelve months;

(f) approve or amend any employee stock ownership plan of the Company;

(g) other than with respect to a Qualified IPO, select the stock exchange for an IPO or approve the valuation and/or terms and conditions for the IPO; and

(h) any other matters specified in the Shareholders Agreement or in the Memorandum and Articles as requiring the approval or consent of the Majority Preferred F Holders.

56.	Finance and Audit Committee

(a) The Company shall establish a Finance and Audit Committee, which shall consist of four (4) representatives, including the CEO, a representative appointed by the Majority Preferred D-1 Holders, a representative appointed by the Majority Preferred E Holders and a representative appointed by the Majority Preferred F Holders. The following actions would require the majority vote of the Finance and Audit Committee:

(i) propose to the Board annual business plans and budgets for each fiscal year, which business plans and budgets shall be subject to the approval of the Board;

(ii) the entry into any contract for the purchase or lease of any material asset valued in excess of RMB20,000,000, or the sale of any material asset valued in excess of RMB10,000,000, if not in the ordinary course of business and not included in the Company’s then effective budget;

(iii) review the financial statements of the Company Group before publication and, as necessary, take advice to be assured that the principles and policies being considered by the Board comply with statutory requirements and with the best practices in accounting standards;

(iv) consult with the external auditors (and, if any, internal auditors) regarding the extent of their work and review with them all major points arising from the auditors’ management letters and the response thereto;

(v) seek to satisfy itself that the internal control and compliance environment within the Company Group is adequate and effective;

(vi) recommend to the Board the appointment and level of remuneration of the external auditors; and

(vii) other customary items of similar nature.

(b) The chairman of the Finance and Audit Committee shall decide the frequency and timing of the meetings of the Finance and Audit Committee, provided that each member of the Finance and Audit Committee shall be given not less than fifteen (15) days’ notice of a proposed meeting.

(c) The Finance and Audit Committee shall meet as often as its role and responsibilities reasonably require and at least once per fiscal quarter.

(d) The Finance and Audit Committee may invite any officer, director, employee of, or adviser to, the Company Group to attend a meeting of the Finance and Audit Committee (or any part of it) as it may determine.

(e) The Finance and Audit Committee may obtain independent legal or other professional advice on any matter within its remit. The Company will make such reasonable funds available to enable the Finance and Audit Committee to take such legal or other advice which the Finance and Audit Committee reasonably believes is necessary to obtain.

(f) The Company shall procure that the Finance and Audit Committee is kept properly informed and receives all relevant information in a timely manner, to enable full and proper consideration of all matters within its remit. The Company will procure that all employees of and advisers to the Company Group will cooperate with the Finance and Audit Committee and provide it with any information it requires.

(g) The Board shall not pass any resolution within the remit of the Finance and Audit Committee without such resolution having been approved and recommended to the Board by the Finance and Audit Committee.

56A.	Compensation Committee

(a) The Company shall establish a Compensation Committee, which shall consist of four (4) members, including the CEO, the GS Director, the GICSI Director, and a representative appointed by the Majority Preferred D-1 Holders. The Compensation Committee shall:

(i) propose the terms of compensation of all directors and senior officers of the members of the Company Group for approval and adoption by the Board and (if necessary) the Shareholders;

(ii) propose the terms of any employee incentive plan to be adopted by the Company and all grants of awards thereunder to the Board for approval and adoption by the Board and (if necessary) the Shareholders;

(iii) have the power and authority to administer any properly approved employee incentive plan and to grant awards thereunder in accordance with such approval by the Board and (if necessary) the Shareholders; and

(iv) have such other powers and authorities as the Board may delegate to it.

(b) The Compensation Committee shall operate in the same manner as the Finance and Audit Committee.

(c) The Company shall procure that the Compensation Committee is kept properly informed and receives all relevant information in a timely manner, to enable full and proper consideration of all matters within its remit. The Company will procure that all employees of and advisers to the Company Group will cooperate with the Compensation Committee and provide it with any information it requires.

(d) The Board shall not pass any resolution within the remit of the Compensation Committee without such resolution having been approved and recommended to the Board by the Compensation Committee.

57.	The directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

58.	Any director who is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at Board Meetings and of transacting any of the business of the directors.

59.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the directors shall from time to time by resolution determine.

60.	The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

61.	The continuing directors may act notwithstanding any vacancy in their body, save that if the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the Board there shall be only one continuing director he shall be authorized to act alone only for the purpose of appointing another director.

PROCEEDINGS OF DIRECTORS

62.	The meetings of the Board and any committee thereof shall be held at such place or places as the directors shall decide.

63.	The directors may elect a Chairman of their meetings and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present at the time appointed for holding the same, the directors present may choose one of their number to be Chairman of the meeting.

64.	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. Subject to Articles 55A, questions arising at any meeting shall be decided by a majority of votes; in case of any equality of votes the Chairman of the Board shall have a second or casting vote, provided, for the avoidance of doubt, that the second or casting vote of the Chairman of the Board shall not affect the approval requirements for the matters set out in in Articles 55A(b) to (f), respectively requiring (in addition to requiring no less than five (5) or six (6) (as applicable) affirmative votes of the Board members) for matters listed under (i) Article 55A(b), the affirmative votes of the GS Director and GICSI Director, and (ii) Articles 55A(c) and 55A(d), the affirmative votes of any of the Preferred E Director, the GS Director, or the GICSI Director. A director may at any time summon a meeting of the directors. If the Company shall have only one director the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

65.	Subject to Article 68, a director shall be given not less than seven (7) Business Days’ notice of a meeting of the directors.

66.	Notwithstanding Article 65 above, a meeting of directors held in contravention of that Article shall be valid if all directors entitled to vote at the meeting have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part.

67.	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

68.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person, telephonically or by alternate not less than seven (7) members (including either the GS Director or the GICSI Director). Notwithstanding the foregoing, if such quorum cannot be obtained for a Board meeting after notice has been sent by the Company in accordance with Article 65, then upon delivery of a second notice given not less than three (3) Business Days prior to the date of such meeting, the attendance of any five (5) directors shall constitute a quorum.

69.	If within half an hour from the time appointed for the meeting a quorum is not present the meeting shall be dissolved.

70.	Any one or more members of the Board or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

71.	A resolution approved by all of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of one or more documents in writing or by telex, telegram, cable or other written electronic communication shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

INDEMNITY

72.	To the fullest extent permitted by applicable law, every director (and his/her duly appointed alternate or proxy) or other officer of the Company and their respective heirs, executors, administrators and personal representatives, (each an “Indemnitee”) shall be entitled to be indemnified out of the assets of the Company against all losses, liabilities, actions, proceedings, costs, charges, losses, damages and expenses which he may sustain or incur or sustain as a result of any act or failure to act in carrying out his functions or in or about the execution of the duties of his office or otherwise in relation thereto, and no Indemnitee shall be liable for any loss, damage or misfortune which may happen to, or be incurred by the Company in the execution of the duties of his office, or in relation thereto, including without limitation any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as a representative or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by any court or tribunal.

SEAL

73.	The directors shall provide for the safe custody of the common seal of the Company. The common seal when affixed to any instrument, except as provided in Article 2, shall be witnessed by a director or any other person so authorized from time to time by the directors. The directors may provide for a facsimile of the common seal and approve the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the seal had been affixed to such instrument and the same had been signed as hereinbefore described. An imprint of the common seal shall be kept at the registered office of the Company.

DIVIDENDS AND RESERVES

74.	Subject to Section 9.II.B(f) of the Memorandum and Article 55B(c), the directors may by resolution declare a dividend but no dividend shall be declared and paid except out of surplus and unless the directors determine that immediately after the payment of the dividend:

(a) the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business; and

(b) the realisable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital.

75.	Dividends when and if declared may be paid to one class of holder to the exclusion of the holders of other classes, or in unequal amounts to holders of the various classes of shares.

76.	Dividends may be declared and paid in money, shares or other property.

77.	In computing the surplus for the purpose of resolving to declare and pay a dividend, the directors may include in their computation the net unrealized appreciation of the assets of the Company.

78.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the surplus of the Company.

79.	Subject to the rights of holders of shares entitled to special rights as to dividends, all dividends shall be declared and paid according to the par value of the shares in issue, excluding those shares which are held by the Company as treasury shares at the date of declaration of the dividend.

80.	The directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for meeting contingencies, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

81.	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any dividend or other monies payable on or in respect of the share.

82.	Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

83.	No dividend shall bear interest against the Company.

BOOKS AND RECORDS

84.	The Company shall keep such accounts and records as the directors consider necessary or desirable in order to reflect the financial position of the Company.

85.	The Company shall keep minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members, and copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members.

86.	The books, records and minutes required by Articles 84 and 85 shall be kept at the registered office of the Company or at such other place as the directors determine, and shall be open to the inspection of the directors at all times.

87.	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or Articles the books, records and minutes of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any book, record, minute or document of the Company except as conferred by Law or authorized by resolution of the directors.

AUDIT

88.	The directors may by resolution call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.

89.	The auditor may be a member of the Company but no director or officer shall be eligible during his continuance in office.

90.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.

91.	The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company’s audited profit and loss account and balance sheet is to be presented.

NOTICES

92.	Any notice, information or statement required to be given should be given in writing to members either personally by hand or by sending it by next-day or second-day courier service or by fax to the addresses or fax numbers of each member as shown in the register of members of the Company or by email transmission to the email address provided by such member to the Company.

93.	All notices directed to be given to the members shall, with respect to any registered share to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such share.

94.	Where a notice is served personally by hand, service of the notice shall be deemed to be effected upon personal delivery to the party to be notified (with written confirmation of receipt). Where a notice is served by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is served by fax, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid. Where a notice is sent by email, service of the notice shall be deemed to be effected by properly addressing the email to the intended recipient, and receiving confirmation of reader receipt of such email, and shall be deemed to have been effected on the day such confirmation of reader receipt is received.

PENSION AND SUPERANNUATION FUNDS

95.	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a Subsidiary of the Company or is allied to or associated with the Company or with any such Subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

WINDING UP

96.	Subject to Section 9.II.B(e) of the Memorandum and Article 55A(b)(xi) of these Articles, if the Company shall be wound up, the Liquidator may, in accordance with a resolution of members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The Liquidator may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the Liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT TO ARTICLES

97.	Subject to Section 9.II.B of the Memorandum and Articles 7, 55A and 55B of these Articles, the Company may alter or modify the conditions contained in these Articles as originally drafted or as amended from time to time by a resolution of members or by a resolution of directors.

We, the Undersigned Registered Agent, subscribe our name to these Articles of Association.

NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER

Moore Stephens International Services (BVI) Limited

Palm Grove House

P.O. Box 3186

Wickhams Cay 1

Road Town, Tortola

British virgin Islands

SGD Margaret Fevrier
Authorised Signatory

Registered Agent

DATED this 24th day of December, 2003

WITNESS to above signature:-

SGD. Nelson Hull
Palm Grove House
P.O. Box 3186
Wickhams Cay 1
Road Town, Tortola
British Virgin Islands